Exhibit 4.1

ANNUAL INFORMATION FORM
For the year ended December 31, 2017
Date: March 29, 2018

TABLE OF CONTENTS

PRELIMINARY NOTES	1
Date of Information	1
Financial Information	1

FORWARD-LOOKING INFORMATION	1
Currency and Exchange Rate Information	3

MEANING OF CERTAIN REFERENCES	3

CORPORATE STRUCTURE	3
Name, Address and Incorporation	3
Intercorporate Relationships	4

GENERAL DEVELOPMENT OF THE BUSINESS	5
Three Year History	5
Recent Developments Relating to Expected Legalization of Cannabis in Canada	11

DESCRIPTION OF BUSINESS	12
General Description of the Business	12
Risk Factors	18

DIVIDENDS	33

CAPITAL STRUCTURE	33
Common Shares	33
Preferred Shares	33
Warrants	33
Stock Options	34
Restricted share units	34

MARKET FOR SECURITIES	34
Trading Price and Volume	34

PRIOR SALES	35
Warrants	35
Stock Options	36
Restricted Stock Units	36

DIRECTORS AND OFFICERS	36
Name, Occupation and Security Holdings	36
Director Biographies	38
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	40
Conflicts of Interest	41

AUDIT COMMITTEE INFORMATION	41
Audit Committee Mandate	41
Composition of the Audit Committee	41
Relevant Education and Experience	42
Reliance on Certain Exemptions	42
Audit Committee Oversight	42
Pre-Approval Policy and Procedures	42
External Auditor Service Fees	42

PROMOTERS	43

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	44
Legal Proceedings	44
Regulatory Actions	44

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	44

TRANSFER AGENT AND REGISTRAR	44

MATERIAL CONTRACTS	44

INTERESTS OF EXPERTS	45

ADDITIONAL INFORMATION	45

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PRELIMINARY NOTES

Date of Information

Unless otherwise indicated, all information contained in this Annual Information Form (“AIF”) of Emerald Health Therapeutics, Inc. (the “Company”) is as of December 31, 2017.

Financial Information

The Company’s financial results are prepared and reported in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are presented in Canadian dollars.

FORWARD-LOOKING INFORMATION

Certain statements contained in this AIF and the documents incorporated by reference herein and therein constitute forward-looking information or forward-looking statements under applicable securities laws (collectively, “forward-looking statements”). These statements relate to future events or future performance, business prospects or opportunities of the Company. All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “forecast”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements”.

Examples of forward-looking statements in this AIF and the documents incorporated by reference herein and therein include, but are not limited to, statements in respect of: the Company’s intention to significantly increase its production of cannabis and cannabis oils through a multi-phase expansion plan; the building of a modular hybrid greenhouse growing facility with 50,000 square feet of production space; the building of a Health Canada licensed production facility to expand growing capability; the conversion of the Initial Greenhouse (as defined below) to cannabis production; the advancement of the remaining $2 million of the Company’s investment into the Joint Venture (as defined below) as determined by the board of directors of the Joint Venture); the carrying out by Northern Vine of analytics on the Company’s cannabis on a preferred customer basis; the development of a foundational blockchain-based supply chain management system and e-commerce marketplace for the legal cannabis industry; the entering into of a definitive agreement with Namaste (as defined below) to collaborate on strategic business opportunities worldwide and develop a fully integrated e-commerce platform to serve as a retail channel for the Company’s patients; the expectations that no draft regulations relating to the Cannabis Act (as defined below) will be released prior to July 1, 2018 and that the Cannabis Act will return to the Senate for a final debate and vote by June 7, 2018; the commencement of the legal adult use cannabis sales in Canada in August or September 2018; the purchasing of additional strains of dried medical cannabis from other Licensed Producers (as defined below) to supplement inventory levels for both dried medical cannabis sales and cannabis oil production; the potential changes in regulations governing Canada’s medical cannabis program as the federal government of Canada monitors Licensed Producers in action; the Company’s belief that the stringent application and compliance requirements of the ACMPR (as defined below) together with the requirements and process to obtain the requisite licences will restrict the number of new entrants to the medical cannabis market, that the number of new competitors, all vying for market share, will continue to increase and that competition in the future will be based on issues such as product quality, variety, price and client services; the Company’s strategy to accelerate the growth of its client base and sales revenue through cannabis oil products and the introduction of new delivery methods, such as oil capsules; the Company continuing to provide a wide range of strains of dried cannabis, THCA, THC, THC:CBD (each as defined below) and high CBD oils; increases to the Company’s client base continuing as a result of the introduction of cannabis oils and increases to revenues in 2018 as a result; the Company communicating with medical doctors and other healthcare professionals and providing the best education and services to these professionals; the Company’s collection of genetic materials and established team of experts playing a major role as the Company continues to build its propriety strains, products and reputation; strains with exceptionally high CBD levels allowing the Company to produce CBD oils in the future with unique compositions of cannabinoids through blending; the Company undertaking clinical research to study the effects of its products on client health; the Company’s longer term strategy of becoming a leading provider of quality products for the broader adult recreational cannabis market; the Company being able to take advantage of the legalization of adult use recreational cannabis when it occurs; through the Phase 1 Expansion (as defined below), partnerships, and acquisitions, the Company being well positioned to serve the adult use recreational cannabis market across Canada when the Cannabis Act (as defined below) is enacted; the Company meeting the requirements of the ACMPR for further extensions or renewals of the Licence (as defined below); the Company’s intentions to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company’s marketing and sales initiatives; the Company achieving production at the Joint Venture facility in the near term; and benefits received by the Company from its transactions with Sciences (as defined below), a control person of the Company, and the opportunities that such transactions will provide; rapid production capacity expansion; the production gap for medical and non-therapeutic adult-use cannabis; commencement of clinical research on the Company’s products; development of pharmaceutical formulations to provide patients with high-quality pharmaceutical-based cannabis products; evolution in the medicinal cannabis market; future availability of pharmaceutical formulations; increases in the number of physicians willing to prescribe cannabis; building valuable intellectual property in Canada which could lead to accelerated sales growth and profit margins; and future sales opportunities in other emerging medical markets and the effect that each risk factor will have on the Company.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The investor is cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: market price of medical cannabis; continued availability of capital financing and general economic, market or business conditions; the Company’s reliance on the Licence to produce and sell medical cannabis and cannabis oils and its ability to maintain the Licence; the Company’s ability to increase registered patients and sales and to make the Company profitable; regulatory risks relating to the Company’s compliance with the ACMPR; regulatory approvals for expansion of the Company’s current production facility and development of new production facilities and the greenhouse retrofits; the Company’s ability to execute its multi-phase expansion plan and Joint Venture; the estimated costs associated with the Company’s multi-phase expansion plan; changes in laws, regulations and guidelines relating to medical cannabis including the adoption of the Cannabis Act, the implementation of provincial and territorial legislation related to the Cannabis Act and changes to the Excise Tax Act by the federal government of Canada; changes in government; changes in government policy; increased competition in the cannabis market; the limited operating history of the Company; the Company’s reliance on a single production facility; the Company’s reliance on key persons; difficulties in securing additional financing; unfavourable publicity or consumer perception of the cannabis industry; the impact of any negative scientific studies on the effects of cannabis; changes in the Company’s over-all business strategy; restrictions of the Exchange on the Company’s business; difficulties in construction or in obtaining qualified contractors to complete greenhouse retrofits; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; the Company’s ability to develop and commercialize pharmaceutical products; the Company’s ability to protect the intellectual property relating to its propriety strains and products; failure to obtain regulatory approval for pharmaceutical products; actual operating and financial performance of facilities, equipment and processes relative to specifications and expectations; and changes in the Company’s over-all business strategy. Additional factors that could cause actual results to differ materially include, but are not limited to, the risk factors described herein and as discussed in the Company’s financial statements and other filings, under the heading “Risk Factors”.

The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this AIF should not be unduly relied upon. These statements speak only as of the date of this AIF. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Currency and Exchange Rate Information

All dollar amounts (i.e. “$”), unless otherwise indicated, are expressed in Canadian dollars and United States dollars are referred to as “US$”.

MEANING OF CERTAIN REFERENCES

For simplicity, the Company uses terms in this AIF to refer to the investments and operations of the Company and its direct and indirect subsidiaries, including Emerald Health Therapeutics Canada Inc. as a whole. Accordingly, in this AIF, unless the context otherwise requires, the “Company” is referring to Emerald Health Therapeutics, Inc. and its direct and indirect subsidiaries.

CORPORATE STRUCTURE

Name, Address and Incorporation

Emerald Health Therapeutics, Inc. was incorporated pursuant to the Business Corporations Act (British Columbia) on July 31, 2007 as Firebird Capital Partners Inc. and changed its name to Firebird Energy Inc. in December 2012. On September 4, 2014, the Company completed the acquisition of all of the issued and outstanding common shares of Thunderbird Biomedical Inc. (“Thunderbird”), by way of a reverse takeover (the “RTO”) under the rules of the TSX Venture Exchange (the “TSXV”) and concurrently changed its name to T-Bird Pharma, Inc. At that time, Thunderbird became a wholly-owned subsidiary of the Company. In June 2015, the Company changed its name to Emerald Health Therapeutics, Inc. and Thunderbird changed its name to Emerald Health Botanicals Inc. On February 23, 2018, Emerald Health Botanicals Inc. changed its name to Emerald Health Therapeutics Canada Inc. (the “Operating Subsidiary”).

The Company’s head office address is PO Box 24076 - 4420 West Saanich Road, Victoria, British Columbia, V8Z 7E7 and its registered office is located at #2600 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1.

The Company is a reporting issuer in each of the provinces of Canada, except Quebec, and not in any other jurisdiction.

Intercorporate Relationships

Emerald Health Therapeutics, Inc. owns 100% of the shares of the Operating Subsidiary, a private Victoria, British Columbia based company which was incorporated on January 28, 2013. The principal business of the Operating Subsidiary is the production and sale of medical cannabis pursuant to the Access to Cannabis for Medical Purposes Regulations (the “ACMPR”). The Operating Subsidiary holds:

•	a 50% equity interest in Pure Sunfarms Corp. (the “Joint Venture”), incorporated for the purpose of producing, cultivating and distributing wholesale cannabis and cannabis extracts for therapeutic and non-therapeutic use purposes, as permitted by applicable law.

•	100% of the shares of Emerald Health Farms Inc. (“Farms”), a holding company. In March 2018, Farms changed its name to Pure Sunfarms Canada Inc.

•	53% of the shares of Northern Vine Canada Inc. (“Northern Vine”), a licensed dealer under the provisions of the Controlled Drugs and Substances Act (Canada) (the “CDSA”) that is licensed to provide analytical testing services, to import/export cannabis oils and to manufacture CBD oil.

The following chart (as of the date hereof) illustrates the Company’s corporate structure.

GENERAL DEVELOPMENT OF THE BUSINESS

The Company is headquartered in Victoria, British Columbia, Canada and its common shares (the “Common Shares”) are listed on the TSXV under the trading symbol “EMH”. The Company is classified as a Tier 1 Venture Issuer on the TSXV.

The principal business of the Operating Subsidiary is the production and sale of medical cannabis and cannabis oils pursuant to a licence issued to the Operating Subsidiary under the ACMPR.

Three Year History

The Operating Subsidiary commenced business as a private company in January 2013 with the goal of becoming a “Licensed Producer” under the Marihuana for Medicinal Purposes Regulations (the “MMPR”). The Operating Subsidiary applied to Health Canada under the MMPR for approval to become a licensed producer and obtained the necessary licence (the “Producer Licence”) in February 2014.

Development of Business in 2015

In January 2015, the Chief Executive Officer, Robert Gagnon, stepped down and was replaced by Dr. Bin Huang, who had previously been appointed as the Company’s President and Chief Operating Officer. In February 2015, Chris Taylor, the Chief Financial Officer, stepped down and was replaced by Sandra Pratt.

In April 2015, the Company, together with certain of its shareholders, completed a transaction (the “Escrow Transfer”) with Emerald Health Sciences Inc. (“Sciences”), currently a control person of the Company, whereby Sciences acquired a total of 20,156,790 Common Shares (equal to 44% of the Company’s then issued and outstanding Common Shares) from five of its founding shareholders, including its former Chief Executive Officer and Chief Financial Officer, at a price of $0.21 per Common Share.

Concurrent with the completion of the Escrow Transfer, three new board members were appointed to the Company’s Board of Directors (the “Board”) and three existing Board members resigned. Dr. Avtar Dhillon was appointed as Executive Chairman of the Company and director, Jim Heppell and Punit Dhillon were also appointed as directors and Mr. David Raffa, previous Executive Chairman, continued as a member of the Board.

In May 2015, the Company received from Health Canada a sales licence (the “Sales Licence”) permitting the Company to sell medical cannabis as permitted under the MMPR.

In the third quarter of 2015, the Company’s client service representative team began registering patients and product sales commenced. As it takes time to register patients under the MMPR, the Company did not have significant revenue in 2015.

In August 2015, the Company entered into a loan agreement with Sciences (the “Loan Agreement”), pursuant to which Sciences agreed to loan monies to the Company on a revolving basis, in amounts and at times agreed to by the parties, at an interest rate of 5% repayable on demand. The Company and Sciences increased the interest rate to 12% per annum, effective February 26, 2016.

The Company began construction of lab space within its current Victoria facility and purchased lab equipment in September 2015 in anticipation of receiving the Supplemental Licence.

In November 2015, the Company received a supplemental license (the “Supplemental Licence”) from Health Canada authorizing the production of cannabis oils by the Company. The Company started production of cannabis oils shortly after receiving the Supplemental Licence.

In November 2015, Health Canada approved two additional production rooms at the Company’s facility and renewed its Producer Licence under the MMPR for an additional period of one year. The two additional production rooms increased the Company’s growing capacity by 50%, however the Company’s production capacity in its current facility remained limited due to space constraints. In addition, a new expanded vault was installed and approved by Health Canada in December 2015. As production by the Company was moderate in 2015, the Company was not able to build up large quantities of inventory prior to sales commencing. The Company purchased additional strains of dried medical cannabis from another producer who is a licensed producer (a “Licensed Producer”) under the ACMPR to supplement its inventory levels as per approval received from Health Canada.

The Company also completed expansion of the extract lab in December 2015, which allowed the Company to increase its production capacity of oils. The Company continued to assess growth strategies based on market demand.

Also during 2015, the Company started a research and development project related to the strains of medical cannabis cultivated by the Company. The project was used to characterize strains and utilize the data generated by the study to assist in identifying strains with specific compositions of cannabinoids, developing new strains using the Company’s range of genetic material and ultimately matching these strains with patients’ needs. The project was partially funded through the National Research Council of Canada-IRAP (“NRC-IRAP”). The Company concluded the project in August 2016. As a result of the project, the Company was able to characterize several new strains from its diverse pool of cannabis seeds. The results of the project indicated that the Company’s genetic material holds a significant range of cannabinoids that can be used in a variety of products.

Development of Business in 2016

During the first four months of 2016, the Company primarily focussed on developing the operating procedures required to manufacture cannabis oils in order to apply to Health Canada for a supplemental sales licence (the “Supplemental Sales Licence”) allowing for the sale of cannabis oils. The application for the Supplemental Sales Licence was submitted in April 2016 and was approved in July 2016. Once the Company received the Supplemental Sales Licence, production began on initial products that were available for sale starting in September 2016.

The Company launched a new website and a new logo in June 2016 and re-branded its products by way of new packaging and increased social media presence and community engagement. The Company’s e-commerce ordering system was also updated, improving the efficiency of client ordering and inventory management.

In August 2016, Health Canada announced that the ACMPR would replace the MMPR as the regulations governing Canada’s medical cannabis program. The ACMPR came into force on August 24, 2016 and provides individuals who received a medical document signed by a health care practitioner prescribing the use of medical cannabis with three options to access medical cannabis:

(a)       through a Licensed Producer;

(b)       produce a limited amount of cannabis for their own medical purposes; or

(c)       designate someone to produce it for them.

Under the MMPR, the only option for individuals to access medical cannabis was to purchase it from a Licensed Producer. To date, the adoption of the ACMPR has not significantly impacted the operations of the Company and the Company does not expect any significant impact in the future.

During 2016, the Company produced several dried medical cannabis products that sold out very quickly. However, due to limited growth space, the Company was limited on the volume of product it is able to grow and continued to purchase additional strains of dried medical cannabis from other Licensed Producers to supplement inventory levels for both dried medical cannabis sales and cannabis oil production.

On November 7, 2016, the Company received a new licence (the “Licence”) from Health Canada under the ACMPR. Further details regarding the Licence are set out under the heading “Description of the Business - Current Licence under the ACMPR”.

Transactions with Sciences in 2016

In March 2016, the Company and Sciences agreed to convert outstanding debt in the aggregate amount of $1,392,796 owed by the Company to Sciences as of February 26, 2016 (the date Sciences agreed to the conversion of the debt) into 8,097,651 Common Shares at a deemed price of $0.172 per share (the “May Shares for Debt Transaction”). Such debt consisted of $1,374,808 in loans from Sciences to the Company and $17,988 outstanding for services provided by Sciences to the Company including accrued interest. The May Shares for Debt Transaction closed on May 12, 2016.

In August 2016, the Company and Sciences announced a private placement (the “August Private Placement”) of an aggregate of 4,077,687 units of the Company at a price of $0.205 per unit, for gross proceeds of $835,926. Each unit was comprised of one Common Share and one Common Share purchase warrant with each warrant entitling the holder to acquire an additional Common Share for a period of 24 months at an exercise price of $0.27. The August Private Placement closed on September 21, 2016.

Also in August 2016, the Company and Sciences agreed to convert additional outstanding debt in the aggregate amount of $921,465 owed by the Company to Sciences as of August 5, 2016 (the date Sciences agreed to the conversion of the debt) into 4,494,955 Common Shares at a deemed price of $0.205 per share (the “September Shares for Debt Transaction”). Such debt consisted of $921,465.17 for loans from Sciences including accrued interest. The September Shares for Debt Transaction closed on September 21, 2016.

On August 7, 2016, Mr. David Raffa resigned as a director of the Company and the directors appointed Mr. Bob Rai to fill the vacancy left by Mr. Raffa’s resignation. Sciences concurrently reached an agreement to purchase 4,407,708 Common Shares from Mr. Raffa (the “Share Purchase Agreement”). Pursuant to the Share Purchase Agreement, Sciences acquired ownership of 2,203,854 Common Shares on September 15, 2016 at a price of $0.29 per share and 2,203,854 Common Shares on October 26, 2016 at a price of $0.31 per Common Share.

On November 16, 2016, the Company completed a private placement (the “November Private Placement”) of 4,411,764 units of the Company at a price of $0.68 per unit to Sciences. Each unit was comprised of one Common Share and one Common Share purchase warrant with each warrant entitling the holder to acquire an additional Common Share at a price of $0.85 per Common Share for a period of five years from the closing date.

The Company entered into a non-binding letter of intent on November 28, 2016 with a corporation controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company, to lease at current market rates up to 32 acres of Agricultural Land Reserve lands in Richmond, British Columbia for the purposes of expanding its operations and growing capability (the “Metro Vancouver Site”). The Company intends to significantly increase its production of cannabis and cannabis oils through a multi-phase expansion plan. In phase one, the Company proposes to build a modular hybrid greenhouse growing facility with 50,000 square feet of production space using its team of builders, designers, and growers (“Phase 1 Expansion”).

Development of Business in 2017

On January 25, 2017, the Company filed a final short form base shelf prospectus (the “Base Shelf Prospectus”) in, and was receipted by, each of the provinces of Canada, except Quebec. The Base Shelf Prospectus qualified the issuance of up to $50,000,000 of Common Shares, preferred shares, debt securities, warrants, units or subscription receipts of the Company or a combination thereof from time to time, separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the offering and as set out in an accompanying prospectus supplement, during the 25-month period that the Base Shelf Prospectus remains effective.

The Licence was amended to permit the sale of cannabis seeds by the Company on February 2, 2017.

In February, 2017, the Company completed a bought deal offering of units of the Company with Dundee Capital Partners (“Dundee”), as underwriter, pursuant to a prospectus supplement to the Base Shelf Prospectus (the “February Prospectus Offering”). Each unit consisted of one Common Share and one-half of one warrant (the “February Warrants”). Each February Warrant entitled the holder thereof to acquire one Common Share at a price of $2.00 per Common Share for a period of 24 months following the closing of the February Prospectus Offering, subject to acceleration.

On February 10, 2017, the Company completed the February Prospectus Offering and issued 10,235,000 Units (including exercise in full of the over-allotment option).

Pursuant to the February Prospectus Offering, the Company issued 10,235,000 Common Shares and 5,117,500 February Warrants. In addition, the Company issued to the Underwriter 307,050 compensation options exercisable into units at $1.35 per unit for a period of twenty-four months.

On March 1, 2017, the Company commenced a lease for office space located near the current production facility. The lease had an initial one year term to February 28, 2018 and the Company exercised its option to renew for an additional two year term to February 2020. The Company received a Health Canada licence for these premises and relocated its client services team in October 2017. This facility also houses the administration functions of the Company.

In April 2017, the Company completed a bought deal offering of units of the Company with Eight Capital (“Eight Capital”), as underwriter, pursuant to a prospectus supplement to the Base Shelf Prospectus (the

“April Prospectus Offering”). Each unit consisted of one Common Share and one-half of one warrant (the “April Warrants”). Each April Warrant entitled the holder thereof to acquire one Common Share at a price of $2.60 per Common Share for a period of 24 months following the closing of the April Prospectus Offering, subject to acceleration.

Pursuant to the April Prospectus Offering, the Company issued an aggregate of 14,635,100 Common Shares and 7,572,750 warrants for gross proceeds of $27,123,423. In addition, the Company issued to the Underwriter 439,053 compensation options exercisable into units at $1.85 per unit for a period of twenty-four months.

In May 2017, the Company entered into a thirty-year agreement to lease the Metro Vancouver Site at a market rate of $320,000 per year. The land was leased for the purpose of building a Health Canada licensed production facility to expand growing capability.

Also in May 2017, the board of directors approved the adoption of a new Omnibus Incentive Plan (the “Incentive Plan”), which was approved by the shareholders in June 2017. The Incentive Plan replaces the stock option plan that was previously approved by the shareholders (the “Previous Plan”). Options granted under the Previous Plan will remain outstanding and governed by the terms of the Previous Plan. Under the Incentive Plan, the following types of awards can be issued: stock options, share appreciation rights, restricted share units and other performance awards.

On June 6, 2017, the Company announced that it had entered into a definitive agreement with Village Farms International Inc. (“Village Farms”) to form the Joint Venture for large-scale, high-quality, low-cost cannabis production. Under the terms of the agreement, Village Farms contributed a 1.1 million-square foot (25-acre) greenhouse facility located on a 50-acre parcel of land in Delta, British Columbia (with ancillary buildings) (the “Initial Greenhouse”). Subject to obtaining necessary licensing, the Initial Greenhouse will be converted to cannabis production. The Company agreed to contribute an aggregate of $20 million in cash (of which $18 million has been advanced prior to the date of this AIF and the remaining $2 million will be advanced at such time as determined by the board of directors of the Joint Venture) to fund conversion of the Initial Greenhouse and each party has a 50% ownership stake in the Joint Venture.

On June 12, 2017, the Common Shares began trading on the OTCQX under the ticker symbol “TBQBF”. The ticker symbol was subsequently changed on July 10, 2017 to “EMHTF”.

On July 13, 2017, the Company filed an amended and restated short form base shelf prospectus (the “Amended Base Shelf Prospectus”) increasing the total amount of securities qualified under the Base Shelf Prospectus up to $150,000,000.

On October 2, 2017, Bin Huang resigned from her position as the Company’s Chief Executive Officer and the Company appointed Chris Wagner as her replacement. Ms. Huang remains as the President of the Operating Subsidiary.

Effective October 5, 2017, the Company amended and restated the amended and restated independent contractor agreement, dated September 12, 2017 with Sciences (the “Second Amended and Restated ICA”). Sciences agreed to provide services, as requested by the Board, for a fixed monthly fee of $200,000. This agreement has been subsequently amended and restated effective January 1, 2018. See discussion under “Material Contracts”.

On November 17, 2017, the Company acquired a 53% interest in Northern Vine, a licensed dealer under the provisions of the CDSA for a purchase price of $2,500,000 in cash. Abattis Bioceuticals Corp. holds the remaining 47% interest in Northern Vine. Northern Vine offers licensed producers under the ACMPR and patients registered under the ACMPR complete microbiology and chemical analyses, with testing of product potency as well as testing for the presence of unwanted pesticides, microbes, and environmental toxins in dried plant products, extracts, derivatives and edibles. Northern Vine will carry out analytics on the Company’s cannabis on a preferred customer basis.

In November 2017, the Licence was renewed and is valid for a two-year period ending November 8, 2019 (the “Licence Period”). The Licence supersedes and replaces the previous licences granted to the Company under the MMPR and the ACMPR. Further details regarding the Licence are set out under the heading “Description of the Business - Current Licence under the ACMPR”.

On November 20, 2017, the Company’s Chief Financial Officer, Sandra Pratt resigned and the Company appointed Robert Hill as her replacement.

On December 20, 2017, the Company accelerated the expiry date of the February Warrants to January 19, 2018.

Development of Business in 2018

On January 5, 2018, the Company accelerated the expiry date of the April Warrants to February 5, 2018.

On January 9, 2018, the Company completed a private offering of 3,000,000 units of the Company at a price of $5.00 per unit with a single Canadian institutional accredited investor (the “Investor”) (the “January Prospectus Offering”) pursuant to a supplement to the Amended Base Shelf Prospectus. Each Unit was comprised of one Common Share and one Common Share purchase warrant (the “January 2018 Warrants”) with each warrant exercisable into one Common Share at a price of $6.00 per share for a period of 36 months from the date of issuance. The January Prospectus Offering was completed without the involvement of an underwriter. The Investor also purchased 2,000,000 Common Shares from Sciences at a price of $5.00 per share (the “Concurrent Sale”).

On January 28, 2018, the Company and DMG Blockchain Solutions Inc. signed a non-binding letter of intent to form a joint venture, to be named CannaChain Technologies Inc., for the purpose of developing a foundational blockchain-based supply chain management system and e-commerce marketplace for the legal cannabis industry.

On January 30, 2018, the Company and Namaste Technologies Inc. (“Namaste”) signed a non-binding letter of intent whereby the Company and Namaste propose to enter into a definitive agreement to collaborate on strategic business opportunities worldwide and develop a fully integrated e-commerce platform to serve as a retail channel for the Company’s patients.

On January 31, 2018, the Company filed a second amended and restated base shelf prospectus (the “Second Amended Base Shelf Prospectus”) increasing the total amount of securities qualified under the Amended Base Shelf Prospectus to $250,000,000 of securities of the Company. The Second Amended Base Shelf Prospectus also qualifies the sale of securities of the Company pursuant to a secondary offering.

On February 8, 2018, the Company completed a private placement offering of 3,000,000 units of the Company at a price of $6.00 per unit (the “February Prospectus Offering”) pursuant to a supplement to the Second Amended Base Shelf Prospectus. Each unit was comprised of one Common Share and one Common Share purchase warrant with each warrant exercisable into one Common Share at a price of $7.00 per share for a period of six months from the date of issuance. The February Prospectus Offering was completed without the involvement of an underwriter. The Investor also purchased 2,000,000 Common Shares from Sciences at a price of $6.00 per share (the “Secondary Sale”). The Investor exercised in full the January 2018 Warrants within three days of the completion of the February Prospectus Offering.

On March 5, 2018, the Joint Venture was issued a cultivation licence by Health Canada under the ACMPR for the Initial Greenhouse.

Recent Developments Relating to Expected Legalization of Cannabis in Canada

On April 13, 2017, the federal government of Canada introduced before parliament Bill C-45 An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and Other Acts (the “Cannabis Act”), the draft legislation setting out the federal regulatory framework for legalization of cannabis for non-medical purposes. On October 3, 2017, the Parliamentary Standing Committee on Health proposed amendments to the Cannabis Act including, among other things, an amendment that would permit cannabis edibles and concentrates to be sold, to come into force no later than twelve months after the Cannabis Act comes into force. On November 10, 2017, the Government of Canada proposed that federal tax on cannabis for medical and non-medical purposes should not exceed $1 per gram or 10% of the producer’s price, whichever is higher, with retail sales taxes levied on top of that amount.

On November 27, 2017, the House of Commons passed the Cannabis Act on its third reading.

Once the Cannabis Act is passed by the Senate, it will receive royal assent and become law, however the provinces will need an additional eight to twelve weeks from such date to prepare for retail sales. On March 22, 2018, the Cannabis Act passed second reading in the Senate, giving the bill approval in principle. The bill now proceeds to the Standing Senate Committee for closer scrutiny, witness testimony and proposed amendments before returning to the Senate for a final debate and vote expected by June 7, 2018. It is anticipated that legal adult use cannabis sales in Canada will commence in August or September 2018.

Until the Cannabis Act is in force, existing laws remain in place and the provisions discussed below are subject to change. The Cannabis Act also provides for licensing of the import or export of cannabis in respect of medical or scientific purposes only.

While the Cannabis Act provides for the regulation of the commercial production of cannabis for non-medical purposes and related matters by the federal government, the provinces and territories of Canada have authority to regulate other aspects of non-medical cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, places where cannabis can be consumed, and a range of other matters. To date, the governments of most of the provinces of Canada have announced partial regulatory regimes for the distribution and sale of cannabis for non-medical purposes within those provinces.

On November 22, 2017, Health Canada released for public consultation its proposed approach to the regulation of cannabis. The purpose of the consultation paper was to solicit public feedback on an initial set of regulatory proposals that Health Canada is considering, focused on the regulations that would facilitate the coming into force of the proposed Cannabis Act. Health Canada’s consultation addresses licensing, security requirements for producers and their facilities, product standards, labelling and packaging, and the proposed cannabis tracking system. It also addresses cannabis for medical purposes and health products containing cannabis. Health Canada proposes a risk-based approach to regulation, balancing the protection of health and safety of Canadians while enabling a competitive legal industry made up of large and small enterprises in all regions of Canada producing quality-controlled cannabis. The consultations were open until January 20, 2018 and it is expected that no draft regulations will be released prior to July 1, 2018.

There is no guarantee that any of the provincial frameworks which have been announced prior to the date of this AIF supporting the legalization of cannabis for non-medical use in Canada will be implemented on the terms announced or at all. See “Risk Factors”.

The Canadian federal government has not currently proposed any changes to the ACMPR and as such, medical cannabis is expected to continue to be sold online directly to patients.

DESCRIPTION OF BUSINESS

General Description of the Business

The Company is a Licensed Producer of medical cannabis under the ACMPR, and was a Licensed Producer under its predecessor, the MMPR. On November 7, 2016, the Company received the Licence. In November 2017, the Licence was renewed for the Licence Period. The Licence supersedes and replaces the previous licences granted to the Company under the MMPR and the ACMPR.

Current Licence under the ACMPR

The Licence allows the Company to produce for medical purposes dried cannabis, cannabis oils, cannabis resins, cannabis plants and cannabis seeds. The License permits the Company to sell dried cannabis and cannabis oils to clients for medical purposes and to other Licensed Producers. The Company is also permitted to sell cannabis plants and cannabis seeds to other Licensed Producers and to individuals who are registered to grow cannabis plants under Part 2 of the ACMPR. Individuals may become clients of the Company (“Clients”) by registering with the Company through its secure online portal or via telephone after the individual has received a medical document signed by a licensed health care practitioner setting out the daily quantity of dried cannabis, in grams, that the practitioner authorizes for the person (which will be converted by the Company using an equivalency factor in the case of purchases of oils).

Products of the Company

The Company currently offers a variety of dried cannabis strains and cannabis oils each with varying levels of tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”) as more particularly described below. There is no limit imposed by the ACMPR on the amount of THC or CBD a strain of dried cannabis may contain nor does the ACMPR set out specific requirements for pricing of dried cannabis or cannabis oils. Currently, pursuant to the ACMPR, cannabis oils are limited to 30 mg per ml, or 3%, THC for oil and 10 mg per capsule. There is no limit on the amount of CBD in cannabis oil.

The Company currently sells dried cannabis between $8.50 and $12.50 per gram and cannabis oils between $75.00 and $150.00 per 30 ml bottle. However, future products may sell above or below these price ranges. The Operating Subsidiary also offers compassion pricing to clients who have annual incomes of $30,000 or less or who are classified by their physician as palliative. Compassion pricing provides discounts of 30% on dried cannabis and 20% on cannabis oils.

The Company generally provides eight to ten options of dried medical cannabis products for clients and currently produces approximately eight strains from its own genetics, which are available at different times, subject to growing cycles. However, due to limited growth space, the Operating Subsidiary is currently limited on the volume of product it is able to produce internally and may purchase additional strains of dried medical cannabis from other Licensed Producers to supplement inventory levels for both dried medical cannabis sales and cannabis oil production.

The Company currently has four cannabis oil products in production, including: THC acid (“THCA”) oil, THC oil, two different strengths of oils containing both THC and CBD and two different strengths of oils containing primarily CDB oil. The cannabis oils are whole plant extracts that deliver the benefits of cannabinoids orally.

For the year ended December 31, 2017, dried cannabis sales accounted for 62% (2016 - 89%) of total consolidated revenue and cannabis oil sales accounted for 36% (2016 - 10%) of total consolidated revenue.

Operations

The Company’s primary operations consist of:

(a)	limited production of cannabis for the purpose of sale, production of cannabis oils and research and development;

(b)	sale of products through an online secure customer portal;

(c)	registration, sales and customer service by way of its online secure customer portal and telephone;

(d)	research and development related to the characterization of cannabis strains;

(e)	extraction of cannabis oils; and

(f)	sourcing, quality control verification and purchase of wholesale dried cannabis and cannabis oils from other Licensed Producers.

Distribution

Under the Licence, the Company is licensed to sell or provide dried cannabis and cannabis oils to Clients. Clients order from the Company primarily through the Company’s secure online customer portal and through telephone ordering with the Company’s customer service team. The Company ships all products discretely to Clients through Purolator and Canada Post in accordance with current regulations.

Storage and Security

The ACMPR requires commercial production sites to be located indoors, and not in private dwellings. Subdivision C of the ACMPR sets out physical security requirements that are necessary to secure sites where Licensed Producers conduct activities with medical cannabis other than storage. As per Health Canada regulations, the Operating Subsidiary’s facilities contain two safes and one vault that have been designated as security level 6, 6 and 7, respectively.

The vault is equipped with security cameras, motion sensors, finger print scanners, code locked doors and seismic sensors that set alarms off when vibrations are detected. These security measures ensure the Operating Subsidiary is compliant with all of Health Canada’s necessary security requirements.

Health Canada conducts ad hoc, unscheduled site inspections of Licensed Producers. The Company has consistently responded to and complied with all requests from Health Canada resulting from these inspections within the time frames indicated in such requests. As of the date hereof, there are no outstanding inspection issues with Health Canada beyond day-to-day adjustments that may occur in order to ensure ongoing compliance. The Company has not been required to recall any distributed product or otherwise been formally reprimanded.

Specialized Skill and Knowledge

Knowledge with respect to cultivating and growing medical cannabis is important to the medical cannabis industry. The nature of growing cannabis is not substantially different from the nature of growing other agricultural products. Variables such as temperature, humidity, lighting, air flow, watering and feeding cycles are defined and controlled to produce consistent product and to avoid contamination. The product is cut, sorted and dried under defined conditions that are established to protect the activity and purity of the product. Once processing is complete, each processing batch is subjected to testing against quality specifications set for activity and purity.

The Company has recruited a cultivation team with specialized skill sets unique to indoor agricultural cultivation and growing cannabis. The Company’s management team has extensive indoor cannabis production experience since the implementation by Health Canada of the Medical Marihuana Access Regulations, the predecessor to the MMPR and ACMPR. The Company’s senior management and management include molecular biologists, geneticists and plant biologists who collectively have extensive expertise in large-scale agriculture with crops other than cannabis.

Reporting Requirements

In addition to general reporting requirements prescribed by the ACMPR, the Licence requires that the Company makes a report of information including, but not limited to, the following to the Office of Controlled Substances of Health Canada on a monthly basis:

(a)	the total amount of dried cannabis and cannabis oil (in kgs) produced in the reporting period;

(b)	the total amount of dried cannabis and cannabis oil (in kgs) sold or transferred to the following during the reporting period:

(i)	Clients;

(ii)	other Licensed Producers; and

(iii)	licensed dealers;

(c)	the total number of persons that were registered clients of the Operating Subsidiary at the end of the reporting period, including only those persons whose registrations were valid on the last day of the reporting period, and the total number of persons that were registered as new Clients of the Operating Subsidiary during the reporting period;

(d)	persons registered under the ACMPR to obtain interim supply;

(e)	persons registered under the ACMPR to obtain starting materials;

(f)	the number of individuals who tried to register with the Operating Subsidiary, but could not be registered, regardless of the reason, and the number of Clients who placed orders or tried to place orders that could not be filled, regardless of the reason;

(g)	the total amount of dried cannabis and cannabis oil (in kgs) held by the Operating Subsidiary as of the final day of the reporting period;

(h)	the total amount of dried cannabis and cannabis oil (in kgs) that the Operating Subsidiary imported and exported during the reporting period;

(i)	the total amount of dried cannabis and cannabis oil (in grams) lost, stolen and/or destroyed during the reporting period;

(j)	the total number of shipments of dried cannabis and cannabis oils sent to the following during the reporting period in each province and territory:

(i)	Clients;

(ii)	other Licensed Producers; and

(iii)	licensed dealers;

(k)	the average and median daily amount of dried cannabis and cannabis oil (in grams) supported by health care practitioners to be used by Clients;

(l)	the average and median shipment size (in grams) sent to Clients during the reporting period;

(m)	the ten highest and ten lowest amounts of dried cannabis shipped to Clients in the reporting period (the name or other information of the Client must not be identified);

(n)	the total number of shipments of dried cannabis and cannabis oils to Clients in various defined ranges (in grams); and

(o)	a list of all physicians and all nurse practitioners who provided a medical document for a Client in the reporting period, including the location and the number of medical documents the physician or nurse practitioner signed during the reporting period.

The Licence also requires that the Company makes a report of the following additional information to the Office of Controlled Substances of Health Canada on a yearly basis:

(a)	the quantities of starting materials actually used in the production of finished products;

(b)	the quantity in inventory of cannabis on the premises as at December 31, including harvested cannabis prior to drying and after drying as well as the bulk and packaged dried cannabis held in stock;

(c)	the quantity of cannabis produced on the premises during the calendar year;

(d)	annual estimates of the production of cannabis for the following calendar year; and

(e)	an annual summary of any adverse reactions reported.

Medical Cannabis Market

On its website, Health Canada indicates that as of December 31, 2017, there were 269,502 (December 31, 2016 – 129,876) individuals registered under the ACMPR, to possess and consume dried cannabis or cannabis oil for medicinal purposes in Canada. This represents a 108% increase in the number of registered individuals since December 31, 2016. Those individuals purchased 23,979kg of dried cannabis and 28,810kg of cannabis oil during 2017.

According to the Health Canada website, as of December 31, 2017, the average size of dosage per prescription for licences granted to individual users by Health Canada is 2.4 grams of cannabis per day.

The market for medical cannabis in Canada is tightly controlled by and subject to regulation, including the ACMPR, the Narcotic Control Regulations and the CDSA. The commercial medical cannabis industry is a relatively new industry and the Company anticipates that such regulations will be subject to change as the federal government of Canada monitors Licensed Producers in action.

Competitive Environment

As of March 29, 2018, Health Canada had licensed a total of 97 Licensed Producers. Of the 97 Licensed Producers, 38 are fully authorized to cultivate and sell finished product to registered customers, 53 have a licence restricted to the cultivation of medical cannabis and four have a licence just to sell medical cannabis. In addition, there are 35 licensed producers of cannabis extracts: 13 are only licensed to produce cannabis extracts; 21 are licensed to produce and sell cannabis extracts; and three are licensed only to sell cannabis extracts.

The Company believes that the stringent application and compliance requirements of the ACMPR together with the requirements and process to obtain the requisite licences will restrict the number of new entrants to the medical cannabis market. However, the Company does believe that the number of new competitors, all vying for market share, will continue to increase.

As cannabis is largely perceived as a commodity product, there is initially little to differentiate the Company’s products in terms of unique features or benefits. The Company believes that competition in the future will be based on issues such as product quality, variety, price and client services.

Business Strategy

The Company’s current strategy is to remain a reputable and trusted provider of medical cannabis and to accelerate the growth of its client base and sales revenue through cannabis oil products and the introduction of new delivery methods, such as oil capsules. All new products are subject to Health Canada approval. The Company is committed to providing a consistent supply of high quality products and maintaining its excellence in client services. Through a combination of in house production and wholesale purchase from other Licensed Producers, the Company expects to continue to provide a wide range of strains of dried cannabis, THCA, THC, THC:CBD and high CBD oils.

Client acquisition and client service is an ongoing focus for the Company. After the introduction of cannabis oils, the Company’s client base began to increase quickly and the Company expects the trend to continue and revenue to increase in 2018. The Company’s on-line ordering system provides a simple and efficient method for clients to order products.

The Company also recognizes that the medical profession plays an important role in the introduction of medical cannabis to clients and continuing education of medical professionals on the product is required. In partnership with other professional organizations, the Company intends to continue to communicate with medical doctors and other healthcare professionals and to provide the best education and services to these professionals.

The Company’s collection of genetic materials and established team of experts will continue to play a major role as the Company continues to build its propriety strains, products and reputation. Through its research program supported by a contribution from the NRC-IRAP grants, the Company has characterized the cannabinoids and terpenes profiles of its plant materials and has identified several new strains from its diverse pool of cannabis seeds. Strains with exceptionally high CBD levels are expected to allow the Company to produce CBD oils in the future with unique compositions of cannabinoids through blending. In addition to continued research and development of strains and products, the Company also plans to undertake clinical research to study the effects of its products on client health.

The Company’s longer term strategy includes becoming a leading provider of quality products for the broader adult recreational cannabis market. As one of the limited number of Licensed Producers with scalable systems and processes, management believes that the Company will be able to take advantage of the legalization of adult use recreational cannabis when it occurs. Through the Phase 1 Expansion, partnerships, and acquisitions, the Company expects to be well positioned to serve the adult use recreational cannabis market across Canada when the Cannabis Act is enacted.

Protection of Intellectual Property

The Company filed for Canadian trademark protection for the word “Emerald” for use in connection with the Company’s business, which includes medical cannabis and cannabis.

The Company is also determining what additional unregistered intellectual property for which there may be opportunities for protection. The Company reviews its options on an ongoing basis.

Employees

As of December 31, 2017, the Company directly employed three full-time employees, no part-time or temporary employees and one consultant and the Operating Subsidiary employed twenty-one full-time employees, two part-time or temporary employees and three consultants. The Company believes its relationship with its employees is good. None of the Company’s employees are represented by a labour union or subject to a collective bargaining agreement nor are any of the Operating Subsidiary’ employees.

Risk Factors

The Company, and thus the securities of the Company, should be considered a speculative investment due to the high-risk nature of the Company’s business, and investors should carefully consider all of the information disclosed in this AIF prior to making an investment in the Company. In addition to the other information presented in this AIF, the following risk factors should be given special consideration when evaluating an investment in the Company’s securities:

Reliance on Licence

The Company’s ability to grow, store and sell medical cannabis in Canada is dependent on the Licence. Failure to comply with the requirements of the Licence, or any failure to maintain the Licence would have a material adverse impact on the business, financial condition and financial performance of the Company. The Company believes it will meet the requirements of the ACMPR for further extensions or renewals of the Licence. However, should Health Canada not extend or renew the Licence, or should it renew the License on different terms, the business, financial condition and results of the operation of the Company would be materially adversely affected.

Expansion Risks

There is no guarantee that the Company’s intentions to acquire and/or construct additional cannabis production and manufacturing facilities and to expand the Company’s marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits (such as additional site licences from Health Canada under the ACMPR, as applicable) and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. There is also no guarantee that the Company will be able to complete any of the foregoing activities as anticipated or at all. The failure of the Company to successfully execute its expansion strategy (including receiving required regulatory approvals and permits) could adversely affect the Company’s business, financial condition and financial performance and may result in the Company failing to meet anticipated or future demand for its cannabis-based pharmaceutical products, when and if it arises. See also “Factors which may Prevent Realization of Growth Targets.”

Change in Laws, Regulations and Guidelines

The Company’s operations are subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis but also including laws and regulations relating to health and safety, privacy, the conduct of operations and the protection of the environment. While, to the knowledge of the Company’s management, the Company is currently in material compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to the Company’s operations and the financial condition of the Company.

The Government of Canada has provided guidance that, subject to Parliamentary approval and Royal Assent, it intends to provide regulated and restricted access to cannabis pursuant to the Cannabis Act in 2018. The Cannabis Act has passed third reading in the House of Commons. However there remains no assurance that the legalization of non-medical cannabis by the Government of Canada will occur as anticipated or at all.

Health Canada’s proposed approach to the regulation of cannabis includes proposals relating to cannabis for medical purposes and health products containing cannabis. See “Recent Developments – Recent Developments Relating to Expected Legalization of Cannabis in Canada” for a description of Health Canada’s proposed approach to the regulation of cannabis. Such proposals, if implemented, could result in changes to the current regulatory regime under the ACMPR, which may impact the operations of Licensed Producers or affect the Canadian medical cannabis industry generally. Any such regulatory changes could adversely affect the Company’s business, financial condition and financial performance.

In addition, if the Cannabis Act comes into effect, there is no guarantee that provincial legislation regulating the distribution and sale of cannabis for non-medical purposes will be enacted according to the terms announced by such provinces, or at all, or that any such legislation, if enacted, will create the opportunities for growth anticipated by the Company or other commentators. For example, the Provinces of Ontario (Canada’s most populous province), Québec and New Brunswick have announced sales and distribution models that would create government-controlled monopolies over the legal retail and distribution of cannabis for non-medical purposes in such provinces, which could limit the Company’s opportunities for the sale of cannabis in those provinces.

The Cannabis Act is currently under consideration by the federal government of Canada and no drafts of the necessary federal regulations or provincial legislation have been circulated publicly. There is no guarantee that changes to the existing regime would be favourable to current Licensed Producers and may include provisions that have a materially adverse impact on the Company including, but not limited to:

(a)	restrictions on the Company’s ability to run its business as it currently operates or the imposition of new restrictions on Licensed Producers, including restrictions on the products that may be produced or made available by Licensed Producers, restrictions on strains (including restrictions on potency) and types of products (oil, resin, concentrates, edible products containing cannabis extracts), and additional restrictions on advertising of the Company’s products;

(b)	changes to the legislation with the effect of reducing barriers to entry for new entrants to the industry, some of whom may have more financial resources and marketing expertise than the Company;

(c)	changes to the current distribution channels, including the introduction of retail distribution or other new types of licensed distributors, or the imposition of a government monopoly on distribution which would impact the Company’s ability to sell its products;

(d)	changes to limit the types of customers the Company can sell to (for example, age restrictions), changes in the manner in which customers are licensed to purchase the Company’s products, or which limit the amount of product that purchasers may buy, any of which may reduce the number of the Company’s possible customers or the average amount of purchased product;

(e)	the implementation of additional taxes on the Company’s products, which may reduce the demand of the Company’s products and reduce the quantity of products sold by the Company; and

(f)	changes to the legislation to impose new requirements on Licensed Producers, including changes to the labeling requirements for the Company’s products or the manner in which the products are required to be tested or approved for sale, which could increase the cost of producing the Company’s products and could reduce the Company’s earnings and margins.

While the impact of any of such changes are uncertain and are highly dependent on which specific laws, regulations or guidelines are changed, it is not expected that any such changes would have an effect on the Company’s operations that are materially different than the effect on similar-sized companies in the same business as the Company.

Supply Risks

The Company is limited in its ability to grow, store and sell cannabis under the terms of the Licence and as a result of its reliance on a single growing facility. As a result, the Company may, from time to time, purchase additional dried cannabis from other Licensed Producers to supplement its own production. If the Company is unable to acquire additional cannabis sufficient to meet demand on terms and conditions favourable to the Company, it could have a material adverse effect on the business, results of operations and financial condition of the Company.

Reliance on a Single Facility

Although the Company is in the process of constructing additional growing facilities, to date, the Company’s production has come solely from its initial facility in British Columbia. The Company does expect to achieve production at the Joint Venture facility in the near term, however, the Joint Venture has not yet finished the process to attain its sales licence under the ACMPR. Adverse changes or developments affecting the Company’s current facility could have a material and adverse effect on the Company’s business, financial condition and prospects.

The Company’s facility requires regular maintenance on both the heating and cooling systems and regular power component maintenance on the generator and delivery systems. Any failure of the heating and cooling systems or electrical delivery systems could have a material and adverse effect on the Company’s business, financial condition and financial prospects. The Company is currently constructing a second production facility in Metro Vancouver, British Columbia which will require licencing by Health Canada and significant investment of capital. Neither the Health Canada licencing nor the investment of capital are assured.

Regulatory Risks

The activities of the Company are subject to regulation by governmental authorities, particularly Health Canada. Achievement of the Company’s business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company will also require Health Canada and other regulatory approval in order to proceed with construction of its proposed new growing facilities as part of its expansion plans and will be required to apply for and obtain an additional licence under the ACMPR before it begins growing medical cannabis at such facilities. The Company cannot predict the time required to secure all appropriate regulatory approvals for its proposed facilities or products, or the extent of testing and documentation that may be required by Health Canada or other governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of facilities, markets and/or products and could have a material adverse effect on the business, financial performance and financial condition of the Company.

Limited Operating History

The Company was incorporated in 2013 and has yet to generate significant revenue. The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of the early stage of the Company’s operations.

Joint Ventures

Although the Company has certain rights pursuant to the shareholders’ agreement governing the Joint Venture, the Company does not directly control the management of the Joint Venture and it is intended that the Joint Venture will have its own management. Success of the Joint Venture will depend, in part, on the expertise of such management. The business of the Joint Venture is itself subject to the operational and business risks inherent in the large scale production of cannabis and to that extent, the business of the Joint Venture will be subject to many of the same business risks applicable to the Company and which are set out elsewhere in this AIF. In particular, the production and sale of cannabis at the Joint Venture’s facilities in Delta, British Columbia is subject to obtaining all necessary permits and licenses, including a sales license under the ACMPR. There can be no assurance that the Company and the Joint Venture will be successful in obtaining all such permits and licenses. In the event that all such licenses and permits are not obtained then the Joint Venture will not be permitted to produce or sell cannabis which would have a material adverse effect on the Company’s business, results of operations and financial performance.

Pursuant to the shareholders’ agreement governing the Joint Venture, the Company has advanced $18 million and has agreed to advance an additional $2 million in respect of the Company’s equity ownership in the Joint Venture. Failure to advance such sums when and as due may constitute a default under the shareholders’ agreement and could result in the Company losing some or all of its interest in the Joint Venture. The Joint Venture may require additional capital subsequent to such $20 million. To the extent the Joint Venture is unable to internally fund its operating requirements or expansion plans it may make additional capital calls on its shareholders. Failure by the Company to meet such a capital call would not constitute a default under the shareholders’ agreement but in the event that its joint venture partner, Village Farms, elects to make its capital contributions the Company’s interest in the Joint Venture may, in certain circumstances, be diluted. If the Company elects to fund a capital call but Village Farms fails to do so, the Company may need to advance additional capital in order to meet the Joint Venture’s needs. There can be no assurance that the Company or Village Farms will have the necessary capital resources to meet a capital call when and if made by the Joint Venture. In the event that the Joint Venture cannot raise the necessary funds from its shareholders it may need to raise additional funds through debt or equity financings that may be dilutive to the Company’s interest in the Joint Venture. If the Joint Venture cannot obtain adequate capital to the extent required on favorable terms or at all, it may be required to scale back or halt entirely its operating or expansion plans and its business, financial condition and results of operations could be adversely affected. Disputes may arise between the Company and its joint venture partner, Village Farms, that may adversely affect the success of the Joint Venture and which would have a material adverse effect on the Company’s business, results of operations and financial performance. Failure by the Company to otherwise comply with its obligations under the shareholders’ agreement may result in the Company being in default under the shareholders’ agreement and could result in the Company losing some or all of its interest in the Joint Venture.

Reliance on Management

The success of the Company is primarily dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees indefinitely. Any loss of the services of any such individuals could have a material adverse effect on the Company’s business, financial performance or financial condition. In addition, the Company has entered into a services agreement with Sciences pursuant to which Sciences provides certain management services to the Company and if such agreement were terminated, it may have a material adverse impact on the Company’s business, financial performance or financial condition.

Shelf Life of Inventory

The Company holds finished goods in inventory and its inventory has a shelf life. Finished goods in the Company’s inventory include dried cannabis and cannabis oil products. The Company follows Health Canada’s testing requirements for product release and re-tests its inventory for information purposes. Based on such testing results and management’s experience, the Company believes that there is no significant change in product composition during a twelve-month storage under its current vault conditions. The Company’s typical turnover rate for inventory varies between two weeks and six months from final production, however this turnover rate may change and its inventory may reach its expiration and may not be sold. Even though management of the Company on a regular basis reviews the amount of inventory on hand, reviews the remaining shelf life and estimates the time required to manufacture and sell such inventory, write-down of inventory may still be required. Any such write-down of inventory could have a material adverse effect on the Company’s business, financial condition, and financial performance.

Information Systems Security Threats

The Company has entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with its operations. The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and financial performance.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Damage to the Company’s Reputation

Damage to the Company’s reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regard to the Company and its activities, whether true or not. Although the Company believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Company does not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Company’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Third Party Reputational Risk

The parties with which the Company does business may perceive that they are exposed to reputational risk as a result of the Company’s cannabis business activities. This may impact the Company’s ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion. Failure to establish or maintain such business relationships could have a material adverse effect on the Company.

Factors which may Prevent Realization of Growth Targets

The Company is currently in the early development stage and its growth strategy contemplates expanding its production facility with additional production resources and constructing new growing facilities. There is a risk that such construction and expansion will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

(a)	delays in obtaining, or conditions imposed by, regulatory approvals and licences including approvals from Health Canada;

(b)	plant design errors;

(c)	environmental pollution;

(d)	non-performance by third party contractors;

(e)	increases in materials or labour costs;

(f)	production falling below expected levels of output or efficiency;

(g)	breakdown, aging or failure of equipment or processes;

(h)	contractor or operator errors;

(i)	labour disputes, disruptions or declines in productivity;

(j)	inability to attract sufficient numbers of qualified workers;

(k)	disruption in the supply of energy and utilities; and

(l)	major incidents and/or catastrophic events such as fires, explosions, earthquakes or storms.

As a result, there is a risk that the Company may not have product or sufficient product available for shipment to meet future demand when it arises. Failure to satisfy such future demand may have a material adverse effect on the Company’s revenue and financial performance and may result in the loss of future customers and market share.

Financial Losses

The Company has incurred losses in recent periods. The Company may not be able to achieve or maintain profitability and may continue to incur significant losses in the future. In addition, the Company expects to continue to increase operating expenses as it implements initiatives to continue to grow its business. If the Company’s revenues do not increase to offset these expected increases in costs and operating expenses, the Company will not be profitable.

Additional Financing

The building and operation of the Company’s facilities and business are capital intensive. In order to execute its anticipated growth strategy, the Company will require additional equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing to support on-going operations or to fund capital expenditures or acquisitions could limit the Company’s growth and may have a material adverse effect upon future profitability. The Company may require additional financing to fund its operations to the point where it is generating positive cash flows.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution. The Company may, subject to securities regulatory requirements and limitations, offer Common Shares, preferred shares, warrants, subscription receipts and units, or any combination thereof, from time to time in one or more offerings, when, and if, market conditions are favorable to the Company. The specific terms of such future offerings, if any, would be subject to the approval of the Board.

Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

In addition, the Company has in the past received a substantial amount of its debt financing from its majority shareholder, Sciences, pursuant to the terms of the Loan Agreement. There is no guarantee that Sciences will continue to provide funds when needed by the Company or that the terms of the Loan Agreement will remain the same or acceptable to the Company.

Competition

The Company expects to face intense competition from other companies, some of which can be expected to have longer operating histories and greater financial resources and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and financial performance of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. If the number of users of legal cannabis in Canada increases, the demand for products is expected to increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, marketing, sales and client support. The Company may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition and financial performance of the Company.

Risks Inherent in an Agricultural Business

The Company’s business involves the growing of cannabis, an agricultural product. As such, the business is subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although the Company grows its products indoors under climate controlled conditions and carefully monitors the growing conditions with trained personnel, there can be no assurance that natural elements will not have a material adverse effect on the production of its products.

Vulnerability to Rising Energy Costs

The Company’s growing operations consume considerable energy, making the Company vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably.

Transportation Disruptions

Due to the perishable and premium nature of the Company’s products, the Company will depend on fast and efficient delivery services by courier to distribute its product. Any prolonged disruption of this courier service could have an adverse effect on the financial condition and financial performance of the Company. Rising costs associated with the courier services used by the Company to ship its products may also adversely impact the business of the Company and its ability to operate profitably.

Unfavourable Publicity or Consumer Perception

The Company believes the medical cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the medical cannabis produced. Consumer perception of the Company’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the medical cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s products and the business, financial performance, financial condition and cash flows of the Company. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s products, and the business, financial performance, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Company’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if any of its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of the Company’s products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company’s products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the Company’s products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the financial performance and the financial condition of the Company. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in the Company incurring significant losses in the event of a successful claim and could prevent or inhibit the commercialization of the Company’s potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to orders for the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the Company’s products are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any of the foregoing reasons could lead to decreased demand for the Company’s products and could have a material adverse effect on the financial performance and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Reliance on Key Inputs

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and financial performance of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and financial performance of the Company.

Dependence on Suppliers and Skilled Labour

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure program may be significantly greater than anticipated by the Company’s management and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the time frames for completing its capital expenditure plans. This could have an adverse effect on the financial results of the Company.

Difficulty to Forecast

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the legal cannabis industry in Canada. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, financial performance and financial condition of the Company.

Operating Risk and Insurance Coverage

The Company has insurance to protect its assets, operations and employees. While the Company believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, the business, financial performance and financial condition of the Company could be materially adversely affected.

TSXV Restrictions on Business

The Company has delivered an undertaking to the TSXV confirming that, while listed on the TSXV, the Company will only conduct the business of the direct and indirect production, sale, extraction and distribution of medicinal cannabis and its extracts and derivatives in Canada, pursuant to one or more licenses issued by Health Canada in accordance with applicable Canadian law, unless prior approval is obtained from the TSXV. This undertaking could have an adverse effect on the Company’s ability to export cannabis from Canada and on the Company’s ability to expand its business into other areas including the provision of non-medical cannabis in the event that the laws were to change to permit such sales and the Company is still listed on the TSXV and still subject to such undertaking at the time. This undertaking may prevent the Company from expanding into new areas of business when the Company’s competitors have no such restrictions. All such restrictions could materially and adversely affect the growth, business, financial condition and financial performance of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, financial performance and prospects.

Integration of Acquired Business

The Company has acquired, directly or indirectly, interests in businesses complementary to the business of the Company. The success of such acquisitions will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner. This integration may require the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities of the Company and from operational matters during this process.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business, which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company such a decision could adversely affect the Company’s resources and its ability to continue operating and the market price for the Common Shares and could use significant resources. Even if the Company is involved in litigation and is successful, litigation can redirect significant company resources and attention away from the business of the Company and may have a material adverse effect on the Company’s business, financial condition, financial performance and financial prospects.

The Market Price of the Common Shares May be Subject to Wide Price Fluctuations

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the financial performance of the Company, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions, legislative changes, and other events and factors outside of the Company’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Common Shares.

The market price of the Common Shares and the common shares of other companies that investors may consider to be comparable to the Company have experienced significant price and volume fluctuations recently. In particular, the market price of such shares are impacted by news reports relating to competitive developments, regulatory changes and other related issues in the legal cannabis industry, including the Cannabis Act.

Dividends

The Company has no earnings or dividend record and does not anticipate paying any dividends on the Common Shares in the foreseeable future. Any dividends paid by the Company would be subject to tax and, potentially, withholdings.

Limited Market for Securities

The Company is listed on the TSXV, however, there can be no assurance that an active and liquid market for the Common Shares will develop or be maintained and an investor may find it difficult to resell any securities of the Company.

Environmental and Employee Health and Safety Regulations

The Company’s operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. The Company will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Governmental approvals and permits are currently, and may in the future be, required in connection with the Company’s operations. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on the Company’s manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations or give rise to material liabilities, which could have a material adverse effect on the business, financial performance and financial condition of the Company.

A Substantial Number of Common Shares are Owned by a Single Shareholder

A significant percentage of the Company’s outstanding Common Shares are owned by a single shareholder, Sciences. As such, Sciences is in a position to exercise influence over matters requiring shareholder approval, including the determination of significant corporate actions that could otherwise be beneficial to the Company’s other shareholders, including the election and removal of directors, amendments to the Company’s corporate governing documents and business combinations. The Company’s interests and those of Sciences may at times conflict, and this conflict might be resolved against the Company’s interests. The concentration of control by a single shareholder may practically preclude an unsolicited take-over bid for the Common Shares, and this may adversely impact the value and trading price of the Common Shares.

Restrictions on Sales Activities

The legal cannabis industry in Canada is in its early development state and restrictions on sales and marketing activities imposed by Health Canada, various medical associations, other governmental or quasi-governmental bodies or voluntary industry associations may adversely affect the Company’s ability to conduct sales and marketing activities and could have a material adverse effect on the Company’s business, financial performance or financial condition.

Conflicts of Interest

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. Dr. Avtar Dhillon, Mr. Jim Heppell and Mr. Punit Dhillon, each of whom is a director of the Company, are also directors and/or officers of Sciences. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

In addition, the Company may also become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with persons, firms, institutions or corporations with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities.

Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

Actions against the Company and its Directors and Officers

The Company and its subsidiaries are corporations organized under the laws of the Province of British Columbia. Certain of the Company’s directors and officers reside principally in Canada. Because all or a substantial portion of the Company’s assets and the assets of these persons are located in Canada, it may not be possible for foreign investors to effect service of process from outside of Canada upon the Company or those persons. Furthermore, it may not be possible to enforce against the Company foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

General Business Risk and Liability

Given the nature of Company’s business, it may from time to time be subject to claims or complaints from investors or others in the normal course of business. The legal risks facing the Company, its directors, officers, employees or agents in this respect include potential liability for violations of securities laws, breach of fiduciary duty and misuse of investors’ funds. Violations of securities laws and breaches of fiduciary duty could result in civil liability, fines, sanctions, or the suspension or revocation of the Company’s right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Client Acquisition

The Company’s success depends in part on its ability to attract and retain clients. There are many factors which could impact the Company’s ability to attract and retain clients, including but not limited to the Company’s ability to continually produce desirable and effective product, the successful implementation of the Company’s client-acquisition plan and the continued growth in the aggregate number of patients selecting medical cannabis as a treatment option. The Company’s failure to acquire and retain patients as clients would have a material adverse effect on its business, financial performance and financial condition.

Holding Company

The Company is a holding company and essentially all of its assets are shares of its subsidiaries. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its active business through its subsidiaries, which generates substantially all of its revenues. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of its subsidiaries to pay dividends and other distributions will depend on its financial performance and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained and contractual restrictions contained in the instruments governing its debt. In the event of a bankruptcy, liquidation or reorganization of its subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of its subsidiaries before the Company.

DIVIDENDS

The Company has not paid any dividends since incorporation and it has no plans to pay dividends for the foreseeable future. The directors of the Company will determine if and when dividends should be declared and paid in the future based on the Company’s financial position at the relevant time. All of the common shares of the Company are entitled to an equal share of any dividends declared and paid.

CAPITAL STRUCTURE

The Company’s authorized capital consists of an unlimited number of Common Shares without par value and unlimited number of preferred shares (“Preferred Shares”) without par value. As of December 31, 2017, a total of 106,787,226 Common Shares were issued and outstanding and no Preferred Shares were issued and outstanding. As of March 29, 2018, a total of 121,485,612 Common Shares are issued and outstanding and no Preferred Shares are issued and outstanding.

Common Shares

Each Common Share ranks equally with all other Common Shares with respect to dissolution, liquidation or winding-up of the Company and payment of dividends. The holders of Common Shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the Board out of funds legally available therefore and to receive, pro rata, the remaining property of the Company on dissolution. The holders of Common Shares have no redemption, retraction, purchase, pre-emptive or conversion rights. The rights attaching to the Common Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Preferred Shares

The Preferred Shares are issuable in series. The Preferred Shares of each series rank in parity with the Preferred Shares of every other series with respect to dividends and return of capital and are entitled to a preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company.

The Board is empowered to fix the number of shares and the rights to be attached to the Preferred Shares of each series, including the amount of dividends and any conversion, voting and redemption rights. Subject to the articles of incorporation for the Company and to applicable law, the Preferred Shares as a class are not entitled to receive notice of or attend or vote at meetings of the Company’s shareholders.

Warrants

There were 9,707,677 Common Share purchase warrants (“Warrants”) outstanding as of December 31, 2017, with a weighted average exercise price of $0.80 per share. As of March 29, 2018, there are 7,411,764 Warrants outstanding, with a weighted average exercise price of $3.34 per share, which would result in $24,749,999 cash proceeds to the Company, if exercised.

Stock Options

Under the Incentive Plan, the maximum number of common shares issuable upon the exercise or redemption and settlement of all awards granted under the Incentive Plan shall not exceed 10% of the issued and outstanding Shares at the time of granting of such award less the number of Shares reserved for issuance under all other security based compensation arrangements of the Company. The Board has the discretion to determine to whom options will be granted, the number and exercise price of such options and the terms and time frames in which the options will vest and be exercisable. The exercise price of the options must be no less than the closing market price of the Common Shares on the day preceding the grant.

There were 9,861,114 (vested and unvested) options outstanding as of December 31, 2017, with a weighted average exercise price of $1.76 per share. As of March 29, 2018, there are 10,097,591 (vested and unvested) options outstanding, with a weighted average exercise price of $2.07 per share, which would result in $20,927,050 cash proceeds to the Company, if vested and exercised. Each current option outstanding is exercisable into one Common Share for a period of up to five years, and vest over periods of up to three years.

Restricted share units

As at December 31, 2017, the Company had issued 825,000 restricted share units (“RSUs”), as permitted under the Incentive Plan described above. As of March 29, 2018, there are 830,000 restricted share units outstanding. The current RSUs outstanding vest over periods of up to three years and upon vesting, will be settled in Common Shares at one Common Share for each RSU.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on the TSXV under the trading symbol “EMH” and on the OTCX International Marketplace under the trading symbol “EMHTF”. The following table sets forth the high and low trading prices and trading volume of the Common Shares for its most recently completed financial year as reported by the TSXV for the periods indicated:

Month	High	Low	Total Volume
December 2017	$5.77	$2.80	46,309,582
November 2017	$3.07	$1.49	39,206,285
October 2017	$1.63	$1.29	11,364,976
September 2017	$1.30	$1.10	6,322,273
August 2017	$1.32	$1.16	2,470,144
July 2017	$1.19	$1.12	1,112,839
June 2017	$1.29	$1.07	6,098,866
May 2017	$1.34	$1.06	7,215,174
April 2017	$2.19	$1.18	33,543,926
March 2017	$1.38	$1.03	8,386,696
February 2017	$1.57	$1.24	17,828,476
January 2017	$1.63	$1.27	3,659,062

PRIOR SALES

During the year ended December 31, 2017, the Company issued the following securities that are not listed or quoted on a marketplace:

Warrants

During the Company’s most recently completed financial year, 13,063,301 Warrants were issued, and since January 1, 2018, a further 6,000,000 Warrants have been issued as follows:

Date of Issuance	Number of Warrants Issued	Exercise Price	Expiry Date
February 10, 2017	5,117,500	$2.00	January 19, 2018(1)
April 20, 2017	6,585,000	$2.60	February 5, 2018(2)
April 21, 2017	987,750	$2.60	February 5, 2018(2)
December 1, 2017	153,525	$2.00	January 19, 2018(1),(3)
December 1, 2017	219,526	$2.60	February 5, 2018(2),(3)
January 9, 2018	3,000,000	$6.00	January 9, 2021
February 14, 2018	3,000,000	$7.00	August 14, 2018

Notes:

(1)	Original expiry date was February 10, 2019. The Company exercised its right to accelerate the exercise period and provided notice to the warrant holders of such acceleration effective December 20, 2017.
(2)	Original expiry date was April 20, 2019. The Company exercised its right to accelerate the exercise period and provided notice to the warrant holders of such acceleration effective January 5, 2018.
(3)	Issued upon exercise of compensation options.

As of the date of this AIF, there are outstanding Warrants to purchase 7,411,764 Common Shares. Stock Options

During the Company’s most recently completed financial year, 5,905,000 incentive stock option (“Options”) were granted, and since January 1, 2018, a further 695,000 Options have been granted as follows:

Date of Grant	Number of Options Granted	Exercise Price	Expiry Date
January 4, 2017	150,000	$1.38	January 4, 2019
January 13, 2017	100,000	$1.51	January 13, 2019
February 24, 2017	625,000	$1.38	February 24, 2018 to February 24, 2022
April 24, 2017	175,000	$1.42	April 24, 2022
May 8, 2017	795,000	$1.22	May 8, 2022
June 1, 2017	35,000	$1.16	June 1, 2022
June 29, 2017	200,000	$1.18	June 29, 2022
August 4, 2017	50,000	$1.21	August 4, 2022
August 31, 2017	100,000	$1.19	August 31, 2022
October 2, 2017	100,000	$1.27	September 19, 2022
October 2, 2017	500,000	$1.29	October 2, 2022
October 12, 2017	175,000	$1.47	October 12, 2022
November 15, 2017	250,000	$2.33	November 15, 2022
December 22, 2017	2,650,000	$4.25	December 22, 2022
January 2, 2018	175,000	$5.21	January 2, 2023
January 12, 2018	175,000	$5.67	January 12, 2023
February 9, 2018	120,000	$6.68	February 9, 2023
March 8, 2018	50,000	$5.67	March 8, 2023
March 19, 2018	25,000	$5.85	March 19, 2023
March 26, 2018	150,000	$5.69	March 26, 2023

As of the date of this AIF, there are Options outstanding to purchase an aggregate of 10,097,591 Common Shares.

Restricted Stock Units

During the Company’s most recently completed financial year, 825,000 restricted stock units (“RSUs”) were granted, and since January 1, 2018, 5,000 RSUs have been issued as follows:

Date of Grant	Number of RSUs Granted	Market Value at Grant	Vest Date
May 8, 2017	200,000	$1.22	May 8, 2020
December 15, 2017	275,000	$4.92	December 15, 2020
December 22, 2017	350,000	$4.25	January 15, 2019
January 12, 2018	5,000	$5.67	January 12, 2019

DIRECTORS AND OFFICERS

Name, Occupation and Security Holdings

The following table sets out the names of the directors and officers of the Company as at December 31, 2017 and as of the date of this AIF and their respective provinces or states and countries of residence, positions with the Company, principal occupations within the five preceding years, periods during which each director has served as a director and the number of each class of securities of the Company and percentage of such class beneficially owned, directly or indirectly, or subject to control or direction by that person.

The term of each of the current directors of the Company will expire at the Company’s next annual general meeting unless his office is earlier vacated in accordance with the Articles of the Company or he becomes disqualified to act as a director. The Company is not required to have an executive committee but it has an Audit Committee, a Governance and Nominating Committee, and a Compensation Committee as indicated below.

Name, Position and City, Province and Country of Residence	Principal Occupation or Employment for Past 5 Years(1)	Director or Officer Since	No. and Class of Securities(1)	Percentage of Class(2)

Avtar Dhillon (3) (4) La Jolla, California, USA Executive Chairman and Director	Chairman, Inovio Pharmaceuticals, Inc., whose principal business is development of DNA vaccines.	April 23, 2015	Nil	Nil

James Heppell (4) (6) North Vancouver, BC, Canada Director	Past President & Director, BC Advantage Funds, whose principal business is investing in, and building, life science and technology companies in British Columbia.	April 23, 2015	Nil	Nil

Punit Dhillon (3) (4) (5) (6) San Diego, California, USA Director	CEO, OncoSec Medical, Inc., whose principal business is development of biopharmaceuticals.	April 23, 2015	Nil	Nil

Bob Rai (3) (5) (6) Surrey, BC, Canada Director	Owner of several Medicine Shoppe pharmacies in Greater Vancouver, British Columbia.	August 8, 2016	Nil	Nil

Chris Wagner Vancouver, BC, Canada Director, Chief Executive Officer	CEO, Emerald Health Therapeutics; CEO, Contextual Genomics Inc. whose principal business is development of molecular diagnostics.	October 2, 2017	Nil	Nil

Robert Hill Vancouver, BC, Canada Chief Financial Officer and Corporate Secretary	CFO, Emerald Health
Therapeutics; CFO,
Minkabu, Inc., whose
principle business is social
media for investors; VP,
Finance, Haywood
Securities Inc., whose
principle business is
provision of investment
	services.	November 20, 2017	Nil	Nil

Notes:

(1)	The information as to principal occupation and shares beneficially owned has been furnished by the respective individuals.
(2)	Based upon the 121,485,612 Common Shares issued and outstanding as of the date of this AIF.
(3)	Member of the Audit Committee.
(4)	Also a director of Sciences, which is a control person of the Company, holding approximately 37% of the issued and outstanding Common Shares (on an undiluted basis).
(5)	Member of the Governance and Nominating Committee.
(6)	Member of the Compensation Committee.

Dr. Avtar Dhillon, Mr. Punit Dhillon and Mr. Jim Heppell are directors of Sciences and Dr. Dhillon is the Executive Chairman of Sciences, a control person of the Company, that holds approximately 37% of the Common Shares (on an undiluted basis) and 39% of the Common Shares (on a partially-diluted basis giving effect only to the exercise of Warrants held by Sciences).

Director Biographies

Avtar Dhillon, M.D., Director, Executive Chairman

Dr. Avtar Dhillon is an entrepreneur who has been instrumental in founding, and developing numerous companies, including the following public companies: Inovio Pharmaceuticals, Inc. (NASDAQ: INO), developing next generation DNA based vaccines; Arch Therapeutics, Inc., developing bleeding control products; OncoSec Biomedical, developing cancer therapies; and Vitality Biopharma Inc. (NASDAQ: VBIO), developing a natural low calorie sugar substitute and cannabinoid products. Dr. Dhillon has more than 20 years of experience in building public companies through mergers and acquisitions, leading innovation in scientific, engineering and farming enterprises, securing government grants and NGO funding, and building intellectual property portfolios through partnering and negotiating deals with small businesses as well as large multibillion dollar companies. The former President and Chief Executive Officer of Inovio Pharmaceuticals, Inc, he currently serves as that company’s Chairman.

Punit Dhillon, Director

Mr. Dhillon is the co-founder and CEO of OncoSec Medical, Inc. (NASDAQ: ONCS), a biopharmaceutical company developing advanced-stage immunotherapy to treat solid tumors. Mr. Dhillon was formerly Vice President of Finance and Operations at Inovio Pharmaceuticals, Inc. (NASDAQ: INO). In his management experience, Mr. Dhillon has raised over $160 million through multiple financings and several out-licensing deals including early stage deals with Merck and Wyeth (now Pfizer). More recently, Mr. Dhillon has been leading the development of a pipeline of novel immunotherapy candidates for a wide range of solid tumor applications at OncoSec. Mr. Dhillon’s management experience spans corporate finance, mergers and acquisitions, integration, successful in-licensing of key intellectual property, strategy implementation, corporate transactions with industry and collaborations with universities and working with several key opinion leaders across the globe.

Mr. Dhillon has also previously been a consultant and board member for several TSXV-listed early stage life science companies, which matured through advances in their development pipelines and subsequent merger and acquisition transactions. Prior to joining Inovio, Mr. Dhillon worked for a corporate finance law firm as a law clerk. From September 1999 to July 2002, he worked with MDS Capital Corp. (now Lumira Capital Corp.) as an intern analyst. Mr. Dhillon is an active member in his community and is a co-founder and board member of Young Entrepreneurship Leadership Launchpad, a not-for-profit and charity organization based in Canada. Mr. Dhillon has a Bachelor of Arts with honors in Political Science and a minor in Business Administration from Simon Fraser University.

James Heppell, Director

Mr. Heppell was the founder, CEO and director of BC Advantage Life Sciences I Fund, which won the Canadian Venture Capital Deal of the Year Award in 2006 for having the highest realized return (23.4x its investment in Aspreva Pharmaceuticals) of any venture capital fund in Canada. BC Advantage Life Sciences I Fund also had the highest returns of any retail venture fund in Canada for five years in a row.

Mr. Heppell has a Bachelor of Science degree in Microbiology and a law degree from the University of British Columbia. After being called to the Bar, he worked for six years with Fasken Martineau DuMoulin, during which time he was seconded to the British Columbia Securities Commission for six months. Mr. Heppell then became President and Chief Executive Officer of Catalyst Corporate Finance Lawyers, a boutique corporate finance law firm that focused on assisting life science and technology companies. He is a past member of the Securities Policy Advisory Committee to the British Columbia Securities Commission and is a Past-Chairman of the Securities Section of the Canadian Bar Association (B.C. Branch). Mr. Heppell is currently a director of a number of public and private life science companies.

Bob Rai, Director

Mr. Rai is a graduate of the University of British Columbia with a Degree in Biochemistry in 1991, and Pharmaceutical Science in 1995. He is an entrepreneur with over 20 years of experience in operating “The Medicine Shoppe” Pharmacies (www.pharmacybc.com) in Greater Vancouver, Canada. In 1998, he and his partners pioneered the online pharmacy business to the USA. The sales and distribution of prescription medicines online surpassed expectations and, as other operators followed suit, became a $2 billion industry across Canada. Mr. Rai introduced HIV Point of Care testing into community pharmacy and introduced lab testing to pharmacies including a chronic kidney disease screening using the HealthTab technology. Both were firsts in Canada. Mr. Rai is a member of the Alumni UBC Advisory Council representing the Faculty of Pharmaceutical Science.

Mr. Rai is also Chairman and CEO of Canadian Pacific Global Pharmaceuticals and Chairman of its subsidiary PharmaCanada Inc. (www.earlycancerdetect.com). Mr. Rai served as President of the Philippines Canada Trade Council (“PCTC”) for 2006-2007 and held the position of Vice-President from 2004-2006. As President of PCTC, he led a trade mission to Manila with endorsements from His Excellency Canadian Prime Minister Stephen Harper, Honorable Premier Gordon Campbell of British Columbia and Minister of International Trade and Industry of Canada, David Emerson.

Chris Wagner, Chief Executive Officer and Director

Mr. Wagner has spent more than 25 years in marketing pharmaceutical products and building biotechnology companies. Mr. Wagner worked with Eli Lilly for ten years, rising to Global Team Leader and working in Europe, North America and Asia. Mr. Wagner helped develop and commercialize 15 biologic and small molecule products while at Lilly. He also worked on the global marketing of several notable products, including Prozac®, Cialis®, and Zyprexa®, which achieved annual sales of over $4 billion per year. Mr. Wagner left Eli Lilly to join Aspreva Pharmaceuticals Inc. as Vice President, Business Development and Global Marketing, where he helped negotiate global alliances with Roche and Chugai. Mr. Wagner joined Aspreva as its second employee when its valuation was $2 million. During his five years at Aspreva the company reached a valuation of $1 billion; it was later acquired by Galenica.

Mr. Wagner most recently served as Chairman, President and CEO of Contextual Genomics Inc, a molecular bioinformatics company that has worked with AstraZeneca, Pfizer and Sanofi to develop and commercialize genomic cancer diagnostic products. He was previously Director, President and CEO of Sirius Genomics Inc., a personalized genomic medicines company. While building these companies, he led expert management and scientific teams through strategy development, scientific discovery, product development, intellectual property formulation, clinical and regulatory processes, capital raising, licensing and partnership deals. Mr. Wagner is, or has served, on boards at BC Children's Hospital, The Rick Hansen Institute, Canadian Gene Cure Foundation, and LifeSciences BC. He has a BSc in organic chemistry from the University of British Columbia and completed executive programs in finance and marketing research at Wharton Business School and Kellogg School of Management.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Company, no director or executive officer of the Company nor a shareholder holding a sufficient number of Common Shares to materially affect the control of the Company, nor a personal holding company of any of them,

(a)	is, at the date of this AIF or has been within the 10 years before the date of this AIF, a director or executive officer of any company (including the Company), that while that person was acting in that capacity,

(i)	was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities registration, for a period of more than 30 consecutive days; or

(iii)	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager, or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or comprise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

To the knowledge of the Company, no director or executive officer of the Company, nor a shareholder holding a sufficient number of common shares of the Company to affect materially the control of the Company, nor a personal holding company of any of them, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Certain directors of the Company are also directors or officers or shareholders of other companies that are similarly engaged in the life sciences business. Such associations may give rise to conflicts of interest from time to time. Dr. Avtar Dhillon, a director of the Company, is also a director and the Chief Executive Officer and Executive Chairman of Sciences, a control person of the Company. Mr. Jim Heppell and Mr. Punit Dhillon are also directors of both the Company and Sciences. The directors of the Company are required by law and by the Company’s policies to act honestly and in good faith with a view to the best interests of the Company and to disclose any interest, which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict is required to disclose his interest and abstain from voting on such matter. In determining whether or not the Company will participate in any project or opportunity, the directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at that time.

In May 2017, the Company entered into a thirty-year lease with a company that is controlled by Dr. Avtar Dhillon, the Executive Chairman of the Company with respect to land in Metro Vancouver, British Columbia on which the Company is constructing its new production facility. The lease amount of $320,000 per annum was determined by an independent valuation.

On November 27, 2017 for investment purposes, the Company purchased 1,666,667 units of VANC Pharmaceuticals Inc. (“VANC”), a company listed on the TSXV. Mr. Bob Rai, a director of the Company, is also the CEO of VANC. Each unit provided the Company with one common share of VANC and one common share purchase warrant of VANC. As at December 31, and at March 29, 2018, the Company holds 1,666,667 common shares of VANC representing 5.9% of the issued and outstanding common shares of VANC. Upon exercise of the common share purchase warrants of VANC, the Company will hold 3,333,334 common shares of VANC, representing 11.7% of the issued and outstanding common shares of VANC, assuming no share issuances to other parties.

AUDIT COMMITTEE INFORMATION

Pursuant to the provisions of National Instrument 52-110 Audit Committees (“NI 52-110”) the Company is required to provide the following disclosure with respect to its Audit Committee.

Audit Committee Mandate

The text of the Audit Committee’s Charter is attached as Appendix “A” to this AIF.

Composition of the Audit Committee

The Company’s audit committee consists of Punit Dhillon, Bob Rai and Dr. Avtar Dhillon. Mr. Punit Dhillon and Mr. Bob Rai are independent of the Company and Dr. Avtar Dhillon is not considered to be independent of the Company as he is a director and the Chief Executive Officer and Executive Chairman of Sciences, which has a controlling interest in the Company. Mr. Punit Dhillon is the Chairman of the Audit Committee.

Relevant Education and Experience

Each member of the Audit Committee has considerable experience participating in the management of private and/or publicly traded companies and has the ability to read and understand financial statements that present the breadth and level of complexity of accounting issues that would generally be expected to be raised by the Company’s financial statements. See “Directors and Officers - Director Biographies” for additional information on each directors education and experience.

Each Audit Committee member has had extensive experience reviewing financial statements. Each member has an understanding of the Company’s business and has an appreciation for the relevant accounting principles for that business.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)	the exemption in section 2.4 (De Minimis Non-Audit Services) of NI 52-110;

(b)	the exemption in section 3.2 (Initial Public Offerings) of NI 52-110;

(c)	the exemption in section 3.3(2) (Controlled Companies) of NI 52-110;

(d)	the exemption in section 3.4 (Events Outside the Control of the Member) of NI 52-110;

(e)	the exemption in section 3.5 (Death, Disability or Resignation of Audit Committee Member) of NI 52-110;

(f)	the exemption in section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) of NI 51-110;

(g)	the exemption in section 3.8 (Acquisition of Financial Literacy) of NI 52-110; or

(h)	an exemption from NI 52-110 in whole or in part, granted under Part 8 of NI 52-110.

Audit Committee Oversight

For the year ended December 31, 2017, the Board adopted all recommendations by the Audit Committee with respect to the nomination and compensation of the external auditor.

Pre-Approval Policy and Procedures

The Audit Committee has adopted specific policies for the engagement of non-audit services to be provided to the Company by the external auditor which require the auditor to submit to the Audit Committee a proposal for services to be provided and cost estimates for approval.

External Auditor Service Fees

The following table sets forth the fees paid by the Company and its subsidiaries to Deloitte LLP for services rendered in the years ended December 31, 2017 and December 31, 2016:

	Year ended	Year ended
Category	December 31, 2017	December 31, 2016
Audit Fees(1)	$215,500	$108,234
Audit Related Fees(2)	Nil	Nil
Tax Fees(3)	$49,000	$12,832
All Other Fees(4)	Nil	Nil
Total	$264,500	$121,066

Notes:

(1)	“Audit fees” include aggregate fees billed by the Company’s external auditor in each of the last two fiscal years for audit fees.
(2)	“Audit related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit fees” above. The services provided include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.
(3)	“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning. The services provided include tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.
(4)	“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by the Company’s external auditor, other than “Audit fees”, “Audit related fees” and “Tax fees” above.

PROMOTERS

Sciences provides investor relations and strategic communications services to the Company. Under the Second Amended and Restated ICA, Sciences provides certain investor relations and strategic communications services to the Company as part of the services provided thereunder and no additional fee will be payable by the Company to Sciences for such services. The key persons providing the investor relations services are Bernie Hertel and Duncan Clokie on behalf of Sciences.

The Company has also engaged Ray Lagace (also known as Raven Waschilowski) to provide investor relations and strategic communication services. Mr. Lagace has been engaged for an initial term of one year and for a monthly fee of $7,500. The agreement can be renewed by mutual agreement and may be terminated by either party upon 15 days’ notice.

The Company has issued an aggregate of 300,000 Options to Mr. Hertel (200,000 with an exercise price of $1.18 per share and 100,000 with an exercise price of $4.25 per share). The Company has issued an aggregate of 200,000 Options to Mr. Lagace (100,000 with an exercise price of $1.51 per share and 100,000 with an exercise price of $1.27 per share). The Options are exercisable for a period of five years and are subject to vesting conditions.

Mr. Hertel currently holds 14,600 common shares of the Company representing less than 1% of the issued and outstanding common shares of the Company and has no other direct or indirect interest in the securities of the Company, or any right or intent to acquire such an interest except pursuant to the exercise of the above referenced Options. Mr. Lagace and Mr. Clokie currently have no direct or indirect interest in the securities of the Company, or any right or intent to acquire such an interest except pursuant to the exercise of the above referenced Options.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

The Company is not aware of any actual or pending material legal proceedings to which the Company or the Operating Subsidiary is or is likely to be party or of which any of its business or property is or is likely to be subject.

Regulatory Actions

No penalties or sanctions were imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the year ended December 31, 2017.

No penalties or sanctions were imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision.

The Company did not enter into any settlement agreements before a court relating to securities legislation or with a securities regulatory authority during the year ended December 31, 2017.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this AIF, no director, executive officer or persons or companies who beneficially own, control or direct, directly or indirectly, more than 10 percent of any class of outstanding voting securities of the Company, nor any associate or affiliate of the foregoing persons, has or has had any material interest, direct or indirect, in any transactions with the Company within the three most recently completed financial years or during the current financial year, that has materially affected or is reasonably expected to have a material effect on the Company.

As previously disclosed under the heading General Development of the Business, the Company has participated in various transactions involving Sciences, a controlling Shareholder of the Company. These transactions include the Loan Agreement, the Independent Contractor Agreement, as amended, the Escrow Transfer, the May Shares for Debt Transaction, the Share Purchase Agreement, the August Private Placement, the September Shares for Debt Transaction and the November Private Placement.

Dr. Avtar Dhillon, Executive Chairman and director of the Company, Mr. Jim Heppell and Mr. Punit Dhillon, directors of the Company, are also directors of Sciences. Dr. Avtar Dhillon is also the Chief Executive Officer and Executive Chairman of Sciences.

TRANSFER AGENT AND REGISTRAR

The Company’s transfer agent and registrar is Computershare Trust Company of Canada (“Computershare”). Computershare’s register of transfers for the common shares of the Company is located at 510 Burrard Street, Second Floor, Vancouver, British Columbia, Canada, V6C 3B9.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only contract which is material to the Company and still in effect is the Loan Agreement and the Third Amended and Restated ICA as described below.

Effective January 1, 2018, the Company amended and restated the Second Amended and Restated ICA with Sciences (the “Third Amended and Restated ICA”). Sciences will provide to the Company certain services relating to, among other things, corporate administration and strategy, facility management and construction, business development, human resources and scientific advisory and technical advice for a fixed monthly fee of $350,000.

INTERESTS OF EXPERTS

Deloitte LLP is the independent registered public accounting firm of the Company and is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com.

Additional information including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under the Company’s equity compensation plan, as applicable, is contained in the Company’s information circular for its most recent annual general meeting.

Additional financial information is provided in the Company’s audited financial statements and the Management’s Discussion and Analysis of the Company for the year ended December 31, 2017, a copy of which may be requested from Emerald’s head office or may be viewed on the Company’s website (www.emerald.care) or on SEDAR (www.sedar.com).

APPENDIX “A”

TO THE ANNUAL INFORMATION FORM OF

CHARTER OF THE AUDIT COMMITTEE

1.             PURPOSE AND PRIMARY RESPONSIBILITY

1.1           This charter sets out the Audit Committee’s purpose, composition, member qualification, member appointment and removal, responsibilities, operations, manner of reporting to the Board of Directors (the “Board”) of Emerald Health Therapeutics, Inc. (the “Company”), annual evaluation and compliance with this charter.

1.2           The primary responsibility of the Audit Committee is that of oversight of the financial reporting process on behalf of the Board. This includes oversight responsibility for financial reporting and continuous disclosure, oversight of external audit activities, oversight of financial risk and financial management control, and oversight responsibility for compliance with tax and securities laws and regulations as well as whistle blowing procedures. The Audit Committee is also responsible for the other matters as set out in this charter and/or such other matters as may be directed by the Board from time to time. The Audit Committee should exercise continuous oversight of developments in these areas.

2.             MEMBERSHIP

2.1           The majority of the members of the Audit Committee must be an independent director of the Company as defined in sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees (“NI 52-110”). Should the Company become listed on a stock exchange, each member of the Audit Committee will also satisfy the independence requirements of such exchange.

2.2           The Audit Committee will consist of at least three members, all of whom shall be financially literate, provided that an Audit Committee member who is not financially literate may be appointed to the Audit Committee if such member becomes financially literate within a reasonable period of time following his or her appointment. Upon listing on a senior stock exchange, if required under the rules or policies of such exchange, the Audit Committee will consist of at least three members, all of whom shall meet the experience and financial literacy requirements of such exchange and of NI 52-110.

2.3           The members of the Audit Committee will be appointed annually (and from time to time thereafter to fill vacancies on the Audit Committee) by the Board. An Audit Committee member may be removed or replaced at any time at the discretion of the Board and will cease to be a member of the Audit Committee on ceasing to be an independent director.

2.4           The Chair of the Audit Committee will be appointed by the Board.

3.             AUTHORITY

3.1           In addition to all authority required to carry out the duties and responsibilities included in this charter, the Audit Committee has specific authority to:

(a)            engage, set and pay the compensation for independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities, and any such consultants or professional advisors so retained by the Audit Committee will report directly to the Audit Committee;

(b)           communicate directly with management and any internal auditor, and with the external auditor without management involvement; and

(c)            incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties, which expenses will be paid for by the Company.

4.             DUTIES AND RESPONSIBILITIES

4.1           The duties and responsibilities of the Audit Committee include:

(a)            recommending to the Board the external auditor to be nominated by the Board;

(b)           recommending to the Board the compensation of the external auditor to be paid by the Company in connection with (i) preparing and issuing the audit report on the Company’s financial statements, and (ii) performing other audit, review or attestation services;

(c)            reviewing the external auditor’s annual audit plan, fee schedule and any related services proposals (including meeting with the external auditor to discuss any deviations from or changes to the original audit plan, as well as to ensure that no management restrictions have been placed on the scope and extent of the audit examinations by the external auditor or the reporting of their findings to the Audit Committee);

(d)           overseeing the work of the external auditor;

(e)            ensuring that the external auditor is independent by receiving a report annually from the external auditors with respect to their independence, such report to include disclosure of all engagements (and fees related thereto) for non-audit services provided to Company;

(f)            ensuring that the external auditor is in good standing with the Canadian Public Accountability Board by receiving, at least annually, a report by the external auditor on the audit firm’s internal quality control processes and procedures, such report to include any material issues raised by the most recent internal quality control review, or peer review, of the firm, or any governmental or professional authorities of the firm within the preceding five years, and any steps taken to deal with such issues;

(g)           ensuring that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit by receiving a report annually from the external auditors setting out the status of each professional with respect to the appropriate regulatory rotation requirements and plans to transition new partners and staff onto the audit engagement as various audit team members’ rotation periods expire;

(h)            reviewing and discussing with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”), including the appropriateness of the Company’s accounting policies, disclosures (including material transactions with related parties), reserves, key estimates and judgements (including changes or variations thereto) and obtaining reasonable assurance that the financial statements are presented fairly in accordance with IFRS and the MD&A is in compliance with appropriate regulatory requirements;

(i)             reviewing and discussing with management and the external auditor major issues regarding accounting principles and financial statement presentation including any significant changes in the selection or application of accounting principles to be observed in the preparation of the financial statements of the Company and its subsidiaries;

(j)             reviewing and discussing with management and the external auditor the external auditor’s written communications to the Audit Committee in accordance with generally accepted auditing standards and other applicable regulatory requirements arising from the annual audit and quarterly review engagements;

(k)            reviewing and discussing with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to such information being disclosed;

(l)             reviewing the external auditor’s report to the shareholders on the Company’s annual financial statements;

(m)           reporting on and recommending to the Board the approval of the annual financial statements and the external auditor’s report on those financial statements, the quarterly unaudited financial statements, and the related MD&A and press releases for such financial statements, prior to the dissemination of these documents to shareholders, regulators, analysts and the public;

(n)           satisfying itself on a regular basis through reports from management and related reports, if any, from the external auditors, that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements that such information is fairly presented;

(o)            overseeing the adequacy of the Company’s system of internal accounting controls and obtaining from management and the external auditor summaries and recommendations for improvement of such internal controls and processes, together with reviewing management’s remediation of identified weaknesses;

(p)            reviewing with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting;

(q)            reviewing and monitoring the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company and assessing, as part of its internal controls responsibility, the effectiveness of the over-all process for identifying principal business risks and report thereon to the Board;

(r)            satisfying itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations through the receipt of regular reports from management and the Company’s legal advisors on the functioning of the disclosure compliance system, (including any significant instances of non-compliance with such system) in order to satisfy itself that such system may be reasonably relied upon;

(s)            resolving disputes between management and the external auditor regarding financial reporting;

(t)            establishing procedures for:

(i)            the receipt, retention and treatment of complaints received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters and questionable practices relating thereto; and

(ii)            the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(u)            reviewing and approving the Company’s hiring policies with respect to partners or employees (or former partners or employees) of either a former or the present external auditor;

(v)            pre-approving all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor (the Chair of the Audit Committee has the authority to pre-approve in between regularly scheduled Audit Committee meetings any non-audit service of less than $10,000, however such approval will be presented to the Audit Committee at the next scheduled meeting for formal approval);

(w)            overseeing compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities;

(x)            conducting, on an annual basis, a review of the risks associated with the operation of the business of the Company addressing such matters as, without limitation, the following:

(i)            succession and human resource risks

(ii)            environmental risks,

(iii)           regulatory compliance risks,

(iv)           and any other major aspect of operations as would warrant a risk assessment.

(y)            establishing procedures for:

(i)             reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

(ii)            reviewing activities, organizational structure, and qualifications of the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and ensuring that matters related to succession planning within the Company are raised for consideration at the Board;

(iii)           obtaining reasonable assurance as to the integrity of the Chief Executive Officer (“CEO”) and other senior management and that the CEO and other senior management strive to create a culture of integrity throughout the Company;

(iv)           reviewing fraud prevention policies and programs, and monitoring their implementation;

(v)           reviewing regular reports from management and others (e.g., external auditors, legal counsel) with respect to the Company’s compliance with laws and regulations having a material impact on the financial statements including:

(A)          Tax and financial reporting laws and regulations;

(B)           Legal withholding requirements;

(C)           Environmental protection laws and regulations;

(D)          Other laws and regulations which expose directors to liability; and

4.2           A regular part of Audit Committee meetings involves the appropriate orientation of new members as well as the continuous education of all members. Items to be discussed include specific business issues as well as new accounting and securities legislation that may impact the organization. The Chair of the Audit Committee will regularly canvass the Audit Committee members for continuous education needs and in conjunction with the Board education program, arrange for such education to be provided to the Audit Committee on a timely basis.

4.3           On an annual basis the Audit Committee shall review and assess the adequacy of this charter taking into account all applicable legislative and regulatory requirements as well as any best practice guidelines recommended by regulators or stock exchanges with whom the Company has a reporting relationship and, if appropriate, recommend changes to the Audit Committee charter to the Board for its approval.

5.             MEETINGS

5.1           The quorum for a meeting of the Audit Committee is a majority of the members of the Audit Committee.

5.2           The Chair of the Audit Committee shall be responsible for leadership of the Audit Committee, including scheduling and presiding over meetings, preparing agendas, overseeing the preparation of briefing documents to circulate during the meetings as well as pre-meeting materials, and making regular reports to the Board. The Chair of the Audit Committee will also maintain regular liaison with the CEO, CFO, and the lead external audit partner.

5.3           The Audit Committee will meet in camera separately with each of the CEO and the CFO of the Company at least annually to review the financial affairs of the Company.

5.4           The Audit Committee will meet with the external auditor of the Company in camera at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

5.5           The external auditor must be given reasonable notice of, and has the right to appear before and to be heard at, each meeting of the Audit Committee.

5.6           Each of the Chair of the Audit Committee, members of the Audit Committee, Chair of the Board, external auditor, CEO, CFO or secretary shall be entitled to request that the Chair of the Audit Committee call a meeting which shall be held within 48 hours of receipt of such request to consider any matter that such individual believes should be brought to the attention of the Board or the shareholders.

5.7           The Audit Committee will meet either in person or by phone on an as needed basis, and in any event not less than a minimum of three times per year.

6.             REPORTS

6.1           The Audit Committee will report to the Board regarding the Audit Committee’s examinations and recommendations, and in respect of each meeting held. The report to the Board will be provided in the form of:

(a)            slides to be included in the slide deck being provided by management for the Board meeting;

(b)            a copy of the Minutes of the Audit Committee meeting in question; and

(c)            any recommendations of the Audit Committee to the Board.

6.2           The Audit Committee will report its activities to the Board to be incorporated as a part of the minutes of the Board meeting at which those activities are reported.

7.             MINUTES

7.1           The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

8.             ANNUAL PERFORMANCE EVALUATION

8.1           The Board will conduct an annual performance evaluation of the Audit Committee, taking into account the Charter, to determine the effectiveness of the Committee.

REPORT CARD OF THE AUDIT COMMITTEE

To:       The Board of Directors of Emerald Health Therapeutics, Inc.

Date:    [month] [day], 201X

The following is our report on actions taken against the requirements of the Audit Committee Charter.

The Audit Committee met in person or by phone __________ times during [year].

Task (see body of Policy for full details on task)	Action Taken (Y/N)
Recommending the external auditor to be nominated by the Board.
Recommending the compensation to be paid to the external auditor.
Review the external auditor’s annual audit plan, fee schedule and any related services proposals.
Oversee the work of the external auditor
Ensure that the external auditor is independent.
Ensure that the external auditor is in good standing with the Canadian Public Accountability Board.
Ensure that the external auditor meets the rotation requirements for partners and staff assigned to the Company’s annual audit.
Review and discuss with management and the external auditor the annual audited and quarterly unaudited financial statements and related Management Discussion and Analysis (“MD&A”).
Review and discuss with management and the external auditor major issues regarding accounting principles and financial statement presentation.
Review and discuss with management and the external auditor the external auditor’s written communications to the Audit Committee.
Review and discuss with management and the external auditor all earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to release.
Review the external auditor’s report to the shareholders on the Company’s annual financial statements.
Recommend the approval of the annual financial statements and the external auditor’s report on those financial statements, quarterly unaudited financial statements and elated MD&A and press releases prior dissemination.
Satisfy itself that adequate procedures are in place for the review of the Company’s disclosure of financial information.
Oversee the adequacy of the Company’s system of internal accounting controls.
Review with management and the external auditors the integrity of disclosure controls and internal controls over financial reporting.
Review and monitor the processes in place to identify and manage the principal risks that could impact the financial reporting of the Company.

Satisfy itself that management has developed and implemented a system to ensure that the Company meets its continuous disclosure obligations.
Resolve disputes between management and the external auditor regarding financial reporting.
Establish procedures for complaints and anonymous submissions to be received by the Company from employees and others regarding accounting, internal accounting controls or auditing matters.
Review the Company’s hiring policies with respect to current or former partners or employees of either the current or former auditor.
Pre-approve all non-audit services to be provided to the Company or any subsidiaries by the Company’s external auditor.
Oversee compliance with regulatory authority requirements for disclosure of external auditor services and Audit Committee activities.
Conduct a review of the risks associated with the operation of the business of the Company.

Establish procedures for:

•        reviewing the adequacy of the Company’s insurance coverage, including the Directors’ and Officers’ insurance coverage;

•        reviewing the Chief Financial Officer (“CFO”) and the staff in the financial reporting area and addressing succession planning;

•       determining if the CEO and other senior management strive to create a culture of integrity throughout the Company;

•        reviewing fraud prevention policies and programs, and monitoring their implementation;

•        reviewing reports from management and others with respect to compliance with laws and regulations having a material impact on the financial statements.

Review and assess the adequacy of this Charter.

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